Exhibit 2.3
Purchase and Sale Agreement and Joint Escrow Instructions
by and among
Tesoro Refining and Marketing Company
and
USA Petroleum Corporation,
USA Gasoline Corporation,
Palisades Gas and Wash, Inc. and
USA San Diego LLC
January 26, 2007

 v

		Page

32.12	Further Assurances	65

32.13	No Presumption Against Drafter	65

32.14	Expenses	65

32.15	Interpretation	65

32.16	Attorneys’ Fees	65

32.17	Force Majeure	65

32.18	Condition of Assets	66

32.19	Bulk Sales	66

32.20	Judicial Notice	66

32.21	Facsimiles	66

32.22	Joint and Several Liability	66

EXHIBITS INDEX

Exhibit A	—	Sites

Exhibit B	—	Acquired Intellectual Property

Exhibit C	—	Acquired IT Assets

Exhibit D	—	Contracts

Exhibit E	—	Seller IP Agreements

Exhibit F	—	Deposits

Exhibit G	—	Permits

Exhibit H	—	Form of Corporation Grant Deed

Exhibit I	—	Form of Lease Assignment

Exhibit J	—	Form of Estoppel Certificate

Exhibit K	—	Form of Bill of Sale

Exhibit L	—	Form of Assignment and Assumption of Permits and Contracts

Exhibit M	—	Form of Assignment of Intangibles

Exhibit N	—	Form of Section 1445 Certification

Exhibit O	—	Form of Certificates 593-e and 593-B

Exhibit P	—	Third Party Consents

Exhibit Q	—	Trademark License Agreement (Seller Trademarks)

Exhibit R	—	Form of Service Mark Assignment

Exhibit S	—	Improvements

Exhibit T	—	Certain Contracts and Agreements

Exhibit U	—	Pending Actions and Proceedings

Exhibit V	—	Labor Matters

Exhibit W	—	Sellers’ Knowledge

Exhibit X	—	Purchaser’s Consent

Exhibit Y	—	Purchaser’s Knowledge

Exhibit Z	—	UST Cleanup Fund Claims

Exhibit AA	—	List of Employees

Exhibit BB	—	Inventory Review and Valuation Method

Exhibit CC	—	Liquor Licenses

Exhibit DD	—	Form of Assignment and Assumption Agreement

SCHEDULE INDEX

Schedule 5.3	—	Sellers’ Consents

Schedule 5.4	—	No Breach

Schedule 5.5	—	Real Property

Schedule 5.7	—	Compliance with Laws

Schedule 5.12.1	—	Ownership and Transferability of Acquired Intellectual Property and Acquired IT Assets

Schedule 5.12.2	—	Registered Intellectual Property

Schedule 5.12.5	—	Liabilities, Royalties or Obligations under Seller IP Agreements

Schedule 5.19	—	Title to Assets

Schedule 5.21	—	Affiliated Transactions; Shared Material Assets or Services

Schedule 7.2.2.1	—	Environmental Site Assessments at Unassessed Site Protocol

Purchase and Sale Agreement and
Joint Escrow Instructions
     This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”) is entered into as of January 26, 2007 (the “Effective Date”) between Tesoro Refining and Marketing Company, a Delaware corporation having a principal place of business in San Antonio, Texas (“Purchaser”), and USA Petroleum Corporation, a California corporation, USA Gasoline Corporation, a California corporation, Palisades Gas and Wash, Inc., a California corporation, and USA San Diego, LLC, a Delaware limited liability company, each having a principal place of business in Newbury Park, California (collectively, “Sellers”).
Preliminary Statement
     Sellers operate certain sites at which fuel products are marketed to retail customers, together with a petroleum products terminal in New Mexico identified as facility #800 in Exhibit A (the “Terminal”), which are set forth on Exhibit A hereto.
     Sellers desire to sell the Assets (as defined in Section 1.1.1) to Purchaser, and Purchaser desires to purchase such Assets from Sellers, on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the matters set forth in the Preliminary Statement, and the mutual promises and covenants herein set forth, and subject to the terms and conditions of this Agreement, the parties agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
     1.1 Assets.
          1.1.1 Sale. In compliance with the terms and subject to the conditions of this Agreement and for the consideration stated herein, at the Closing (as defined in Section 3.3) Purchaser shall purchase and assume from Sellers, and Sellers shall sell and deliver to Purchaser, the following properties and assets, other than the Excluded Property (collectively, the “Assets”):
               1.1.1.1 Those certain parcels of improved real property described as “Fee” sites on Exhibit A attached hereto (the “Fee Sites”);
               1.1.1.2 Those certain leaseholds described as “Lease” sites on Exhibit A attached hereto (the “Leased Sites”) currently occupied pursuant to commercial leases (each, a ”Lease”);
               1.1.1.3 All improvements located on the Fee Sites and the Leased Sites (collectively, the “Sites”), including, without limitation, buildings, station structures, convenience store structures, canopies, signage, terminals, facilities, fixtures, aboveground and underground piping and storage tanks, pumps and appurtenances (collectively, the “Improvements”);
               1.1.1.4 All rights, privileges, easements and rights of way appurtenant to the Sites, including, without limitation, all mineral, oil and gas and other subsurface rights, development rights, air rights and water rights (the “Appurtenances”);
               1.1.1.5 All tangible assets used or held for use by Sellers in the operation of the Sites, located at the Sites, including, without limitation, all supplies, spare parts, tools, promotional materials, drawings, plats, surveys, plans and specifications, files, equipment manuals, equipment and furniture, but excluding (i) the Improvements, (ii) the Books and Records and (iii) ‘the Inventory. The items covered by this Section 1.1.1.5 are herein referred to as the “Personal Property”;
               1.1.1.6 Subject to Section 11.1, all books and records relating to the Sites or the operation thereof (the “Books and Records”), including any documents that are stored or maintained in electronic storage format, such as computer disks or tapes;
               1.1.1.7 All warranties, guaranties, approvals (governmental or otherwise), covenants or indemnifications owned by Sellers, or received by Sellers from a prior owner, or any other third party, relating to the Assets or their operation, except to the extent that such warranties, guaranties, approvals, covenants or indemnifications relate to liabilities retained by Sellers under this Agreement (collectively, the “Intangible Property”); provided, however, the Intangible Property shall not include Sellers’ rights or interest in any commitments for reimbursements related to the state Underground Storage Tanks Fund(s) except as provided by Section 7.5;
               1.1.1.8 All fuel and merchandise on hand at the Sites at the Closing for resale, including, without limitation, petroleum products, tires, batteries, accessories, food, alcoholic and other beverages and tobacco products (collectively, the “Inventory”);
               1.1.1.9 Cash in the amount of $2,000 at each truck stop Site and $1,000 at each other Site other than the New Mexico terminal (the “Drawer Cash”);
               1.1.1.10 All Intellectual Property (as defined in Section 5.12.3) that is used, or held for use, or developed for use, in connection with the Assets and/or their operation, as currently conducted, as set forth on Exhibit B hereto, together with all ancillary rights thereto including the right to sue for damages for reason of past infringement claims (the “Acquired Intellectual Property”);
               1.1.1.11 All USA Petroleum trade dress at the Sites, and all items in Sellers’ warehouses that are suitable and may be used by Purchaser for hard rebranding of the Branded Sites (as defined in Section 1.4 below) to the USA Petroleum brand post-Closing;
               1.1.1.12 All computer systems, networks, hardware, routers, hubs, switches, data communication lines and all other information technology equipment located at the Sites and, in addition, the office located assets set forth in Exhibit C (the “Acquired IT Assets”);
               1.1.1.13 Those contracts and agreements set forth in Exhibit D (the “Contracts”);
               1.1.1.14 All (a) licenses of Acquired Intellectual Property by Sellers to any third party, (b) licenses of Acquired Intellectual Property by any third party to Sellers, (c) other contracts and agreements between Sellers and any third party relating to the development or use of Acquired Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Acquired Intellectual Property that are set forth on Exhibit E (the “Seller IP Agreements”);
               1.1.1.15 The “Deposits,” as set forth in Exhibit F;
               1.1.1.16 To the extent transferable pursuant to Section 20.1 by Purchaser, all of the permits, licenses, registrations, certificates, consents, orders, notices, approvals or similar rights set forth in Exhibit G (the “Permits”); and
               1.1.1.17 All rights and interest, if any, in historical pipeline shipment and terminal throughput granted to and held by Sellers on the Kinder Morgan SFPP pipelines (used for shipper transportation rights including allocations and proration) associated with the volumes of petroleum products and ethanol attributable to the Assets as well as all records of such use since January 1, 2004.
     1.2 Excluded Property.
     Notwithstanding anything else in this Agreement, the Assets (and any defined term for any property included in the Assets) exclude all assets and properties of Sellers not set forth in Section 1.1, including without limitation the following (collectively, the “Excluded Property”):
          1.2.1 Intra and inter-company accounts and contracts of Sellers;
          1.2.2 All cash at the Closing except for $2,000 at each truck stop and $1,000 at each other Site (other than the New Mexico terminal);
          1.2.3 Defenses and claims that Sellers have asserted or could assert against third parties with respect to liabilities and obligations not assumed by Purchaser (except to the extent that such defenses and claims relate to liabilities that Purchaser is assuming herein, if any, and except for the right to sue for damages for reason of past infringement claims);
          1.2.4 Accounts receivable accrued prior to Closing;
          1.2.5 Equipment owned or leased by Sellers or their Environmental Consultant or Remediation Consultant used to satisfy Sellers’ environmental obligations pursuant to Article 7; and
          1.2.6 Sellers’ insurance policies.

     1.3 Experienced Purchaser. Purchaser is experienced in the operation of properties like the Assets and is familiar with the risks involved in owning and operating properties like the Assets, and is not relying on Sellers to furnish Purchaser any information as to such ownership and operational risks; provided, however, this Section 1.3 is in no way intended to, nor shall it, eliminate Purchaser’s ability to rely on the representations, warranties and covenants of Sellers set forth in this Agreement, nor to excuse Sellers from the disclosure obligations under applicable law for a commercial property disclosure report concerning special flood hazard area, area of potential flooding, very high fire hazard severity zone, wildland-state responsibility area, earthquake fault zone, and seismic hazard zone.
     1.4 Branded Sites. The Sites currently branded Chevron or Shell are identified in Exhibit A (the “Branded Sites”). The parties agree that the Branded Sites shall be debranded. Sellers shall use their commercially reasonable best efforts, including payment of any sums that must be paid, to cause such Branded Sites to be debranded at Closing, change all trade dress to soft USA Petroleum trade dress consistent with industry standards for soft branding and terminate all existing agreements with Chevron or Shell relating to the Branded Sites, including without limitation branding agreements and fuel supply agreements. If such branding agreements and fuel supply agreements cannot be terminated at or before Closing, then all existing agreements with Chevron or Shell shall be assigned to Purchaser or in the event that Chevron and/or Shell refuse to approve such assignment, the parties shall mutually agree to a method of operation and accounting for the Branded Sites that approximates the value to Purchaser which Purchaser would have received if such Sites had been debranded on or before Closing, but without liability to Sellers for any difference to Purchaser for its costs of fuel to an unbranded Site as compared to the fuel costs for the Branded Sites under the Chevron or Shell fuel supply agreement. In the event that such debranding does not take place on or before Closing, Sellers shall diligently continue to pursue such debranding after the Closing. All costs and expenses in connection with the debranding actions contemplated by this Section 1.4 shall be borne by Sellers.
ARTICLE 2
PURCHASE PRICE
     2.1 Purchase Price. In consideration of the Assets, Purchaser shall pay to Sellers the total of the following:
          2.1.1 For the transfer, sale and assignment by Sellers of the Assets other than those Assets listed elsewhere in this Section 2.1, TWO HUNDRED SEVENTY-SEVEN MILLION DOLLARS ($277,000,000) as adjusted pursuant to Sections 3.4.1.9, 5.7 and 14.6 and Articles 7, 8, 9 and 10, if applicable;
          2.1.2 For the Inventory, an amount to be determined in accordance with the provisions of Article 17 (the “Inventory Price”).
          2.1.3 For the Drawer Cash, an amount equal to the aggregate amount of the Drawer Cash specified in Section 1.1.1.9 (the “Cash Amount”).

          2.1.4 For the Deposits, an amount equal to the aggregate dollar amount thereof set forth in Exhibit F (the “Deposit Amount”).
The aggregate amount payable pursuant to this Section 2.1 is referred to as the “Purchase Price.” The parties hereto acknowledge and agree that the Purchase Price is the result of an arms-length negotiation, and does not reflect any discount or reduction for the existence of any known or unknown contamination on, in, under or around the Sites.
     2.2 Payment. The Purchase Price shall be payable as follows:
          2.2.1 Concurrently with the execution of this Agreement, Purchaser shall deposit in a bank account designated by Sellers for their joint account wire-transferred funds in the amount of FIVE MILLION DOLLARS ($5,000,000) (the “Earnest Money Deposit”). At the Closing, Purchaser shall pay Sellers in immediately available funds the Purchase Price Balance (as defined in Section 2.2.2),with the Earnest Money Deposit being applied and credited toward payment of the Purchase Price. In the event the Closing does not occur and the failure to close is the result of a material default of Purchaser hereunder, then the Earnest Money Deposit, together with any interest or earnings thereon, shall be retained by Sellers, as liquidated damages pursuant to Section 3.7; otherwise upon termination of this Agreement the Earnest Money Deposit, together with any interest or earnings thereon, shall immediately be returned to Purchaser unless Purchaser has theretofore elected to extend the Termination Date pursuant to Section 14.4 below.
          2.2.2 On the Closing Date, Purchaser shall deliver or cause to be delivered to a bank account designated by the Sellers for their joint account the balance of the Purchase Price (i.e., the Purchase Price minus the Earnest Money Deposit) to Sellers by wire-transferred funds (including the Cash Amount, the Deposit Amount and the Estimated Inventory Price (as defined in Article 17 below)) (the “Purchase Price Balance”).
     2.3 Limited Assumption of Liabilities. In further consideration of the Assets and in compliance with the terms and subject to the conditions of this Agreement and for the consideration stated herein, at the Closing Purchaser shall assume from Sellers the express obligations of Sellers under the Leases, Contracts, Permits or Seller IP Agreements arising after the Closing Date (none of which relate to a breach or violation of the Contracts, Permits or Seller IP Agreements) (the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser is not assuming any obligations or liabilities of Sellers pursuant to this Agreement, any assignment and assumption agreement or otherwise. Without limiting the generality of the foregoing, Purchaser is not assuming any obligation or liability of any Seller with respect to employees, Taxes (as defined in Section 5.17), accounts payable or indebtedness.
     2.4 Valuation. The parties agree that any property valuations established by the parties for the Assets are for purposes of (a) establishing an insured amount for the title commitments and Title policies; (b) preparing the closing statements and escrow instructions; (c) preparing affidavits of value and transfer tax returns; (d) calculating recording fees and transfer taxes, if applicable, and (e) preparing documents for obtaining any necessary governmental approvals for the consummation of the transactions governed by this Agreement. Such property valuations are not established necessarily for tax purposes or for financial or accounting (“book”)

purposes. Neither the Purchaser nor Sellers shall have any liability to the other with respect to such valuations.
ARTICLE 3
ESCROW INSTRUCTIONS
     3.1 Opening of Escrow. Within five (5) business days after the date of this Agreement, Purchaser and Sellers shall open an escrow (the “Escrow”) for the purchase and sale of the Assets with First American Title Insurance Company (“Escrow Holder”) by depositing a fully executed copy of this Agreement with Escrow Holder and depositing such funds at such time and from time to time as required to open and administer the Escrow in accordance with this Agreement and any escrow instructions. There shall be no delivery into Escrow of the Earnest Money Deposit or the Purchase Price or the Purchase Price Balance, which are to be paid outside of the Escrow in accordance with this Agreement. The terms and conditions set forth in this Agreement shall constitute both an agreement between Sellers and Purchaser and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions (“Additional Instructions”), Sellers and Purchaser shall execute and deliver them to Escrow Holder promptly after any such request from Escrow Holder. If there is any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail. The Additional Instructions shall not modify or amend the provisions of this Agreement unless Purchaser and Sellers specifically so agree in writing.
     3.2 Documents and Funds Delivered to and from Escrow. The following shall be delivered into the Escrow in connection with the transfer of the Property:
          3.2.1 Deliveries by Sellers into Escrow. At least five (5) business days prior to the Closing Date for all items below, Sellers shall deposit into Escrow:
               3.2.1.1 for each Fee Site, a grant deed (each, a “Grant Deed”) to the Fee Site in recordable form, duly executed by the applicable Seller and acknowledged and in substantially the same form as set forth in Exhibit H attached hereto;
               3.2.1.2 for each Fee Site, a separate statement of documentary transfer tax (“Statement of Transfer Tax”) shall be prepared, duly executed by the applicable Seller;
               3.2.1.3 for each Leased Site, three (3) originals of an assignment and assumption of Lease (each, a “Lease Assignment”), duly executed in counterpart by the applicable Seller assigning to Purchaser such Sellers’ interest and rights under the Lease applicable to such Leased Site in substantially the same form as set forth in Exhibit I attached hereto;
               3.2.1.4 for each Leased Site, Sellers’ best copy of the original of the applicable Lease;

               3.2.1.5 for each Leased Site, one (1) original of the applicable Estoppel Certificate (as defined in Article 23) executed by the Landlord (as defined in Section 3.4.1.9) as provided in Article 23 in substantially the same form as set forth in Exhibit J attached hereto or, to the extent provided in Section 23.2, Sellers’ certification in lieu thereof;
               3.2.1.6 three (3) originals of a bill of sale (the “Bill of Sale”), duly executed by the applicable Seller, conveying to Purchaser all Personal Property in substantially the same form as set forth in Exhibit K attached hereto;
               3.2.1.7 three (3) originals of an assignment and assumption of contracts and assignable permits (the “Assignment and Assumption of Permits and Contracts”), duly executed in counterpart by Sellers, conveying to Purchaser all Permits and Contracts in substantially the same form as set forth in Exhibit L attached hereto;
               3.2.1.8 three (3) originals of an assignment of intangible property and Acquired Intellectual Property (the “Assignment of Intangible Property and Intellectual Property”),
               duly executed in counterpart by Sellers, conveying to Purchaser all of Sellers interest in and the rights to the Intangible Property in substantially the same form as set forth in Exhibit M attached hereto;
               3.2.1.9 three (3) originals of the Trademark License Agreement (described in Section 4.1), duly executed in counterpart by Sellers;
               3.2.1.10 three (3) originals of each of the Trademark Assignment (described in Section 4.2) duly executed in counterpart by Sellers;
               3.2.1.11 three (3) originals of affidavits from Sellers which satisfy the requirements of Section 1445 of the Internal Revenue Code, as amended (the “Section 1445 Affidavit”) in substantially the same form as set forth in Exhibit N attached hereto;
               3.2.1.12 three (3) originals of Withholding Exemption Certificates, Form 593-e or, in the event that the purchase is not exempt from withholding under Revenue and Taxation Code Section 18662, three (3) originals of form 593-B or form 593-e if Sellers believe that either form is applicable or if a Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to the Revenue and Taxation Code Sections 18805 and 26131, stating either the amount of withholding required from such Seller’s proceeds or that such Seller is exempt from such withholding requirement (the “Certificate”), in substantially the same form as set forth in Exhibit O attached hereto;
               3.2.1.13 a Resale Exemption certificate regarding the Inventory;
               3.2.1.14 such funds as might be required by Escrow Holder from Sellers initially and thereafter from time to time, to account for prorations handled by Escrow Holder in accordance with this Agreement; and
               3.2.1.15 such other instruments and documents as may be reasonably requested by Escrow Holder or otherwise required to transfer the Assets to Purchaser.

          3.2.2 Deliveries by Purchaser into Escrow. At least two (2) business days prior to the Closing Date for all items below other than those in Section 3.2.2.5 and Section 3.2.2.7 as to which at least five (5) days after execution of this Agreement, Purchaser shall deposit into Escrow:
               3.2.2.1 for each Leased Site, three (3) originals of the applicable Lease Assignment, duly executed in counterpart by Purchaser;
               3.2.2.2 for each Fee Site, one(l) original Preliminary Change of Ownership Form (the “Preliminary Change of Ownership Form”), duly executed by Purchaser, in the form required by the county where the Fee Site is located;
               3.2.2.3 three (3) originals of the applicable Assignment and Assumption of Permits and Contracts, duly executed in counterpart by Purchaser;
               3.2.2.4 three (3) originals of the Assignment of Intangible Property and Intellectual Property, duly executed in counterpart by Purchaser;
               3.2.2.5 three (3) originals of the Trademark License Agreement, duly executed in counterpart by Purchaser;
               3.2.2.6 such funds as might be required by Escrow Holder from Purchaser initially and thereafter from time to time, to account for prorations handled by Escrow Holder in accordance with this Agreement; and
               3.2.2.7 such other instruments and documents as may be reasonably requested by Escrow Holder or otherwise required to transfer the Assets to Purchaser.
          3.2.3 Delivery by Escrow Holder. At least seven (7) business days prior to the Closing Date (as defined in Section 3.3 below), Escrow Holder shall deliver to Purchaser and Sellers the pro forma closing statement for the Closing which sets forth, in a manner satisfactory to Purchaser and Sellers, the prorations and other credits and debits contemplated by this Agreement.
     3.3 Closing. Subject to the parties’ satisfaction or waiver of the closing conditions contemplated in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Pacific Time, on a business day that is not later than the later of five (5) business days after satisfaction or waiver of all closing conditions contemplated in this Agreement or on such other date as Purchaser and Sellers may agree in writing. The actual date on which the Closing occurs is herein referred to as the “Closing Date.” For purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01 a.m. Pacific Time on the Closing Date.

     3.4 Conditions to Closing.
          3.4.1 Purchaser’s Conditions. Closing shall not occur unless and until the following conditions precedent and contingencies have been satisfied or waived in writing by Purchaser in Purchaser’s sole and absolute discretion:
               3.4.1.1 Article 8 shall have been complied with and the Title Company remains committed to issue the Title Policies pursuant to Section 8.2;
               3.4.1.2 All items required to be delivered by Sellers into Escrow have been delivered to Escrow Holder pursuant to Section 3.2.1;
               3.4.1.3 On the Closing Date, Sellers shall not be in material breach in the performance of any covenant or agreement to be performed by Sellers under this Agreement;
               3.4.1.4 On the Closing Date, all representations and warranties made by Sellers in Article 5, Article 7 and Sections 16.5.2 and 23.2 shall be true and correct as if made on and as of the Closing Date except as otherwise provided in Article 10;
               3.4.1.5 Purchaser shall have received from Sellers’ counsel an opinion dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, that all necessary corporate and limited liability company action has been duly and validly taken on behalf of each Seller for the execution and performance of this Agreement and all other agreements entered into or instruments delivered by Sellers pursuant hereto;
               3.4.1.6 Sellers shall have complied with the requirements of Article 23 hereof;
               3.4.1.7 There shall not be in effect any order from a court or governmental authority having jurisdiction over the parties or the Assets barring the consummation of the transactions contemplated by this Agreement nor any litigation or proceeding by any federal or state governmental agency to restrain or prohibit the consummation of the transactions contemplated by this Agreement;
               3.4.1.8 There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement or the operation of the Sites by Purchaser after the Closing Date;
               3.4.1.9 All third-party Consents (as defined in Section 5.3) required to be obtained by Sellers shall have been obtained, including, without limitation, all required consents of the landlords under the Leases (each, a “Landlord”) as described in Section 23.1 and the Consents set forth on Exhibit P. If consent of a Landlord for a Site is not obtained, (i) the Purchase Price shall be reduced by ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) for each such Site, without such amount necessarily representing the fair market value of the Site, (ii) the parties shall mutually work together to provide for continuing operation of the Site for a period of sixty (60) days following Closing and continue to seek the consent of such Landlord and (iii) if consent is not obtained, within the time stated above, Sellers shall retain the Site, the parties shall first attempt to agree to the fair market value of the Site and if they fail to agree, then the matter shall be submitted to arbitration for a determination of the fair market value of the Site and whenever the value is determined by agreement or arbitration, if the value is greater than $1,800,000, Sellers shall immediately pay Purchaser the difference between $1,800,000 and the determined value and if the value is less than $1,800,000 Purchaser shall immediately pay Sellers the difference between $1,800,000 and the value which is determined. If consent is obtained after Closing and within the sixty (60) days stated above, the parties shall within five (5) days after receipt of consent, close on the Site and Purchaser shall pay $1,800,000 to Sellers. The condition set forth in this Section 3.4.1.9 will be deemed to be satisfied as to a Site despite Sellers’ failure to obtain the landlord’s consent if Sellers are able to make the economic benefits of ownership available to Purchaser without the violation of a lease through a sublease, license or other such means, in each case reasonably satisfactory in form and substance to Purchaser, and Sellers agree to continue using commercially reasonable efforts to secure such consent;
               3.4.1.10 Intentionally Omitted.
               3.4.1.11 Sellers shall have delivered to Purchaser a list of all USA Petroleum trade dress at the Sites suitable for hard rebranding no later than thirty days prior to Closing;
               3.4.1.12 The applicable waiting period under the Hart-Scott-Rodino Act (as defined in Section 14.4 below) and any extension thereof shall have terminated or expired, without a pending challenge to the transactions contemplated by this Agreement, and the transactions contemplated by this Agreement shall have been authorized by applicable governmental authorities, including obtaining all necessary state approvals;
               3.4.1.13 Sellers shall have changed their corporate names to names that do not use the Acquired Intellectual Property (or any derivative thereof) and are otherwise reasonably acceptable to Purchaser;
               3.4.1.14 Sellers shall have delivered to Kinder Morgan SFPP a letter requesting that Kinder Morgan SFPP approve the assignment to Purchaser of all of Sellers’ rights and interest in historic pipeline shipment and terminal throughput granted to and held by Sellers on the Kinder Morgan SFPP pipelines (used for shipper transportation rights including allocations and proration) associated with the volumes of petroleum products and ethanol attributable to the Assets, in a form reasonably acceptable to Purchaser;
               3.4.1.15 Purchaser shall have received written evidence reasonably satisfactory to it in form and substance that any partnership, joint venture or similar arrangement applicable to the Site identified as facility #879 on Exhibit A shall have been duly terminated on or before the Closing without liability to Purchaser;

               3.4.1.16 Sellers shall have delivered to Purchaser a letter of credit of a bank reasonably satisfactory to Purchaser in the amount of FIVE MILLION DOLLARS ($5,000,000) drawable from time to time by Purchaser by tendering its certificate that Sellers have breached any covenant, representation and/or warranty in or under this Agreement, prior to, at or after the Closing that give rise to an indemnifiable claim under Article 31, subject to all limitations and restrictions under such Article 31, (collectively, the “Agreement Obligations”) and that such breach remains uncured thirty (30) or more days after Purchaser has given Sellers written notice thereof and that the amount drawn, together with any prior draw(s), does not exceed Purchaser’s good faith estimate of the damages to it and its Affiliates resulting from all such indemnifiable claims, and containing 10-year evergreen renewal provisions and other terms reasonably satisfactory to Purchaser; provided, however, that with respect to any individual proposed draw on the letter of credit by Purchaser in an amount under $100,000, Purchaser shall give Sellers notice thereof not less than 5 business days prior to any such draw and will not make such draw if Sellers wire transfer the entire amount of the proposed draw to Purchaser on or before the close of business on such 5th business day;
               3.4.1.17 Sellers shall have delivered to Purchaser, within ten (10) days after the Effective Date, profit and loss statements for the 36 months ended September 30, 2006 (the “Financial Statements”) and such profit and loss statements shall not disclose any material inconsistency with the 18-month report heretofore delivered to Purchaser; and
               3.4.1.18 To secure the Agreement Obligations of the Seller furnishing the same, one or more Sellers shall deliver to Purchaser at the Closing either (at Sellers’ election) (i) deeds of trust in customary form (the “Deeds of Trust”), providing a first lien to Purchaser on a property or properties (the “Secured Properties”) with an aggregate value (as reasonably agreed between Sellers and Purchaser) of at least FIVE MILLION DOLLARS ($5,000,000) or (ii) deliver to Escrow for release to Purchaser at Closing as cash collateral cash in the amount of FIVE MILLION DOLLARS ($5,000,000) (the “Funds”) (either being referred to as the “Security Amount”). Sellers may from time to time substitute the Deeds of Trusts for the Funds or vice versa to satisfy the Security Amount. The priority of the Deeds of Trust, if delivered in lieu of the Funds, shall be evidenced by standard form ALTA title policies in the amount of the Security Amount, issued by the Title Company and paid for by Sellers, insuring that the Deeds of Trust are a first lien on the identified properties, subject to no exceptions that materially affect the use, value or marketability of such property. Following Closing, representatives of Purchaser and Sellers shall meet periodically to determine in good faith whether the Security Amount should be reduced and whether security in this amount is no longer necessary to secure the Agreement Obligations because some of Sellers’ Agreement Obligations have expired or have been completed and the amount of the remaining Security Amount exceeds the then-estimated amount of Sellers’ remaining Agreement Obligations, including the receipt of closure letters or no further action letters from any Agency with regard to the environmental conditions at the Sites pursuant to Article 7. Any such reduction shall be applied first to the Deeds of Trust and the Funds and then to the letter of credit. If the parties cannot mutually agree to a reduction of the Security Amount of the Deeds of Trust, the amount of the Funds or the amount of the letter of credit, then either party may elect to arbitrate such issue. Sellers may from time to time with Purchaser’s prior written consent, which shall not unreasonably be withheld, substitute alternative security of a value sufficient so that the aggregate value of the Secured Properties is equal to or greater than the Security Amount. To the extent not already realized on or released and subject to all pending claims having been resolved and satisfied, Purchaser shall release any and all liens it may hold on the Secured Properties on the tenth anniversary of the Closing Date. For any year or portion thereof during which the letter of credit was outstanding, Purchaser shall pay the Sellers jointly, on or before January 31 of the following year, an amount equal to the out-of-pocket charges paid by Sellers for the issuance and/or maintenance of the letter of credit during the previous calendar year, but not to exceed an amount calculated at an annual rate of 1% of the average amount of the letter of credit outstanding during the previous calendar year.
          3.4.2 Sellers’ Conditions. Closing shall not occur unless and until the following conditions precedent and contingencies have been satisfied or waived in writing by Sellers in Sellers’ sole and absolute discretion:
               3.4.2.1 All items required to be delivered by Purchaser into Escrow have been delivered to Escrow Holder pursuant to Section 3.2.2;
               3.4.2.2 On the Closing Date, Purchaser shall not be in material default in the performance of any covenant or agreement to be performed by Purchaser under this Agreement;
               3.4.2.3 On the Closing Date, all representations and warranties made by Purchaser in Article 6 shall be true and correct as if made on and as of the Closing Date;
               3.4.2.4 Sellers shall have received from Purchaser’s counsel an opinion dated the Closing Date, in form and substance reasonably satisfactory to Sellers, that all necessary corporate action has been duly and validly taken on behalf of Purchaser for the execution and performance of this Agreement and all other agreements entered into or instruments delivered by Purchaser pursuant hereto;
               3.4.2.5 There shall not be in effect any order from a court or governmental authority having jurisdiction over the parties or the Assets barring the consummation of the transactions contemplated by this Agreement nor any litigation or proceeding by any federal or state governmental agency to restrain or prohibit the consummation of the transactions contemplated by this Agreement; and
               3.4.2.6 On the Closing Date, Purchaser shall pay Sellers the Purchase Price Balance.
     3.5 Instructions Applicable to Closing. Upon satisfaction of the conditions precedent and the contingencies set forth in Section 3.4, Escrow Holder shall do the following:
          3.5.1 For each Fee Site, (i) cause the Grant Deed to be recorded in the Official Records of the county in which the Fee Site is located, and (ii) deliver to Purchaser a certified photocopy of the recorded Grant Deed;

          3.5.2 For each Leased Site, (i) deliver to Purchaser, Sellers’ best copy of the Lease, and (ii) deliver one (1) fully executed counterpart original of the Lease Assignment each to Purchaser, Sellers and the lessor under the Lease;
          3.5.3 Deliver at least one (1) fully executed original of the Assignment and Assumption of Permits and Contracts, the Bill of Sale, the Assignment of Intangible Property, each to Purchaser and Sellers;
          3.5.4 Deliver to Purchaser the Title Policy (as defined in Section 8.2) applicable to such Site;
          3.5.5 Disburse the net debit or credit, as reflected on the settlement statement, to Sellers or Purchaser by reason of the proration of the credits and debits as provided for in this Agreement, as follows:
               3.5.5.1 to the extent that any Seller is a foreign person pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and is not otherwise exempt from such section’s withholding requirements, withhold the cash equivalent of ten percent (10%) of the Purchase Price (unless some lesser amount is authorized by the Internal Revenue Service);
               3.5.5.2 to the extent that any Seller is a non-California resident pursuant to Revenue and Taxation Code Sections 18805 and 26131, and is not otherwise exempted from such sections withholding requirements, withhold the cash equivalent of three and one-third percent (3-1/3%) of the Purchase Price (unless some lesser amount is authorized by the Franchise Tax Board);
               3.5.5.3 calculate the amount of all items chargeable to the account of Sellers and Purchaser pursuant hereto to compile the net credit or debit; and
               3.5.5.4 deliver to Sellers or Purchaser as applicable the remaining portion of any funds deposited with Escrow Holder, such delivery location to be pursuant to instructions to be delivered by Sellers and Purchaser to Escrow Holder.
          3.5.6 Deliver to Purchaser and Sellers an appropriate settlement statement for such Closing.
     3.6 Instructions upon Completion of Closing. When the Closing has been completed, Escrow Holder shall (i) return the remaining balance, if any, of the funds deposited by Purchaser or Sellers to the applicable party entitled to such funds, pursuant to instructions to be delivered by Purchaser and Sellers to Escrow Holder, (ii) deliver to Purchaser the Section 1445 Affidavit, and (iii) deliver the Certificate to Purchaser or, if appropriate, to the California Franchise Tax Board.
     3.7 Liquidated Damages. PURCHASER AND SELLERS AGREE THAT THE ACTUAL DAMAGES, INCLUDING ANY ATTORNEYS’ FEES, LOST PROFITS AND OPPORTUNITY COSTS, FOR FAILURE TO CLOSE DUE TO PURCHASER’S MATERIAL

BREACH HEREUNDER WOULD BE EXTREMELY DIFFICULT TO MEASURE AND THAT THE EARNEST MONEY DEPOSIT IS A REASONABLE ESTIMATE OF SUCH DAMAGES. IN THE EVENT THAT THE TRANSACTION FAILS TO CLOSE AS SET FORTH HEREIN DUE SOLELY TO A MATERIAL BREACH OF THIS AGREEMENT BY PURCHASER, THIS AGREEMENT SHALL TERMINATE, ESCROW SHALL BE CANCELED AND SELLERS SHALL THEN, AND ONLY THEN, BE ENTITLED TO RETAIN THE EARNEST MONEY DEPOSIT, TOGETHER WITH INTEREST THEREON AT THE ANNUAL RATE OF 5%, AS LIQUIDATED DAMAGES AND AS SELLERS’ SOLE RIGHT TO DAMAGES OR OTHER RELIEF. IF CLOSING DOES NOT OCCUR FOR ANY OTHER REASON, SELLERS SHALL RETURN THE EARNEST MONEY DEPOSIT, TOGETHER WITH INTEREST THEREON AT THE ANNUAL RATE OF 5%, TO PURCHASER WITHIN ONE (1) BUSINESS DAY OF RECEIPT OF A WRITTEN DEMAND FROM PURCHASER. IN SUCH EVENT, PURCHASER SHALL HAVE NO FURTHER OBLIGATION TO SELLERS UNDER THIS AGREEMENT.
IF ANY SELLER HAS BREACHED THIS AGREEMENT, PURCHASER SHALL BE ENTITLED TO
(I) SPECIFIC PERFORMANCE OF THIS AGREEMENT, SELLERS HEREBY IRREVOCABLY AGREEING THAT SUCH REMEDY IS APPROPRIATE AND THAT PURCHASER SHALL NOT BE REQUIRED TO INSTITUTE ARBITRATION PURSUANT TO ARTICLE 27, BUT SHALL HAVE THE RIGHT TO IMMEDIATELY FILE AN ACTION IN LOS ANGELES COUNTY SUPERIOR COURT TO OBTAIN SUCH SPECIFIC PERFORMANCE AND RELATED INJUNCTIVE RELIEF, OR (II) IF SPECIFIC PERFORMANCE CANNOT BE DELIVERED BY SELLER, AN ACTION FOR DAMAGES IN LIEU OF AN ACTION FOR SPECIFIC PERFORMANCE, PROVIDED, WITH RESPECT TO PURCHASER’S RIGHT TO ELECT TO SEEK MONETARY DAMAGES, PURCHASER AND SELLERS AGREE THAT THE ACTUAL DAMAGES, INCLUDING ANY ATTORNEYS’ FEES, LOST PROFITS AND OPPORTUNITY COSTS, FOR FAILURE OF THE TRANSACTION TO CLOSE DUE TO SELLERS’ MATERIAL DEFAULT HEREUNDER WOULD BE EXTREMELY DIFFICULT TO MEASURE AND THAT THE AMOUNT OF FIVE MILLION DOLLARS ($5,000,000) IS A REASONABLE ESTIMATE OF SUCH DAMAGES AND PURCHASER SHALL BE ENTITLED TO SUCH $5,000,000 AS LIQUIDATED DAMAGES FROM SELLERS (IN ADDITION TO RECEIVING THE EARNEST MONEY DEPOSIT BACK FROM SELLERS) AND DAMAGES AGAINST SELLERS SHALL BE LIMITED TO SUCH $5,000,000.
     SELLERS AND PURCHASER FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ BAS Initials for Purchaser	/s/ MC Initial for Sellers	/s/ MC	/s/ MC

ARTICLE 4
RELATED AGREEMENTS
     4.1 Trademark License Agreement. Purchaser shall grant to Sellers a limited, nonexclusive, nontransferable (but sublicensable with the approval of Purchaser, not to be unreasonably withheld) royalty free, fully paid up license to use the Trademarks included in the Acquired Intellectual Property (the “Licensed Marks”) that are being used at certain retail sites owned by Sellers as of the Closing Date and not sold to Purchaser hereunder, as identified on Exhibit 1 to the Trademark License Agreement, (the “Retained Seller Sites”) for the period of time commencing on the Closing Date and ending on earlier of (i) with respect to the Retained Seller Site involved, the date on which a Seller sells or otherwise transfers, directly or indirectly, a Retained Seller Site to an unaffiliated third party or (ii) with respect to all Retained Seller Sites other than #106 in Brentwood, California and #2004 in Pacific Palisades, California, on the third anniversary of the Closing Date. The conditions and rights of such license are specified in the Trademark License Agreement attached hereto as Exhibit Q. Sellers shall maintain their own permits and other approvals for operating the Retained Seller Sites which display the Licensed Marks and shall visibly identify Sellers as the operator of the Retained Seller Sites.
     4.2 Intellectual Property Assignments. At any time and from time to time, Sellers will, without further consideration, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by Purchaser in order to carry out the provisions and purposes of this Agreement including, without limitation, (a) to provide to Purchaser (and its authorized agents, attorneys and representatives) reasonable cooperation and assistance to effect the assignment and transfer of the Acquired Intellectual Property and the Acquired IT Assets, and (b) to execute all documents necessary to record such assignment with the relevant authorities in the United States and foreign jurisdictions including, without limitation, one or more assignments in respect of the Trademarks in the United States and registrations therefor, substantially in the forms attached as Exhibit R hereto.
     4.3 Nonsolicitation of Employees.
          4.3.1 As a material inducement to Purchaser to enter into this Agreement and to provide Sellers the consideration described therein, each of the Sellers, John Moller (“Moller”) and the John Moller Living Trust (the “Moller Trust”) hereby covenants and agrees that:
               4.3.1.1 From the date hereof through the Closing, each of the Sellers, Moller and the Moller Trust hereby covenants and agrees that each Seller, Moller and the Moller Trust shall not, directly or indirectly, by offer of employment or otherwise, solicit or induce, directly or indirectly, any Station Employee (as defined in Section 16.1 below) to terminate his or her present position or become an employee of any Seller, Moller or the Moller Trust or an Affiliate of any Seller, Moller or the Moller Trust in a different position; and
               4.3.1.2 From the Closing and for a period of four (4) years from the Closing (the “Covenant Period”), each of the Sellers, Moller and the Moller Trust hereby covenants and agrees that, during the Covenant Period, each Seller, Moller and the Moller Trust shall not, directly or indirectly, by offer of employment or otherwise, solicit or induce, directly or indirectly, any employee of Purchaser or an Affiliate of Purchaser, or any person who was such an employee within the ninety (90) day period prior to such solicitation, inducement or offer of employment, to terminate his or her relationship with Purchaser or become an employee of any Seller, Moller or the Moller Trust or an Affiliate of any Seller, Moller or the Moller Trust.
          4.3.2 Each Seller, Moller and the Moller Trust acknowledges and recognizes that the operations of the Sites are conducted throughout the Territory, that Purchaser is investing substantial money, time and effort to acquire, maintain and develop the operation of the Sites, that Purchaser would not be doing so but for the covenants contained in this Agreement, and that such covenants are necessary in order to protect and maintain the proprietary interests, trade secrets and other legitimate business interests of Purchaser with respect to the acquired Sites and are reasonable in all respects. Each Seller, Moller and the Moller Trust hereby further acknowledges that the geographic scope and duration of the nonsolicitation/noninducement covenant set forth in this Section 4.3 is reasonable.
          4.3.3 It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, prohibition or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          4.3.4 Each party intends to and does hereby confer jurisdiction to enforce the covenants and other provisions contained in this Section 4.3 and Section 4.4 upon the courts of any jurisdiction within the geographic scope of such covenants or other provisions. If the courts of any one or more of such jurisdictions holds such covenants or other provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each party that such determination not bar or in any way affect the rights of Purchaser to relief in the courts of any other jurisdiction within the geographic scope of such covenants or other provisions, as to breaches of such covenants or other provisions in any such other jurisdiction, such covenants or other provisions as they relate to each jurisdiction and geographic location being, for this purpose, severable into diverse and independent covenants and other provisions.
          4.3.5 Each Seller, Moller and the Moller Trust hereby agrees that a violation or attempted or threatened violation of the covenants or other provisions contained in Section 4.4, or any part thereof, by any Seller, Moller or the Moller Trust will cause irreparable injury to

Purchaser and the operations of the Sites, for which money damages would be inadequate, and that Purchaser shall be entitled, in addition to any other rights or remedies it may have, whether in law or in equity, to obtain an injunction enjoining and restraining each of the Sellers, Moller or the Moller Trust from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in this Section 4.3 and Section 4.4.
     4.4 Protection of Trade Secrets and Confidential Information. Each Seller, Moller and the Moller Trust hereby acknowledges and agrees that they have access to the trade secrets and Confidential Information (as defined below) of Sellers (the “Trade Secrets”) which information Sellers have spent considerable time, expense and effort to develop and keep confidential. The term “Confidential Information” includes, without limitation, existing as of the Closing (a) information not previously disclosed to the public or to the trade by Sellers’ management with respect to Sellers’ business plans or information not otherwise generally known or readily available to competitors or the public, (b) information regarding Sellers’ operational strengths and weaknesses, (c) trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or business strategies, budgets and financial statements, research and development plans, product plans, training materials developed by Sellers, techniques and materials, methods of distribution, sales methods, sales proposals, pricing information, proprietary information relating to products and processes, descriptions and information concerning employees and (d) all data, information and materials related to Sellers products, concepts, ideas, proposals, inventions, formulas, technology, recruiting methodology, improvements, discoveries, developments, modifications, processes, data, techniques, software programs (including without limitation, object code, source code, flow charts, algorithms and related documentation), listings, routines, manuals, product specifications, proposed trademarks and trade names. Each Seller, Moller and the Moller Trust agrees at all times hereafter, to hold in strictest confidence, and not to use, or to disclose to any Person without written authorization from Purchaser, any Trade Secrets or Confidential Information, provided that this Section 4.4 shall not restrict Seller’s continued internal use, on a confidential basis, of Trade Secrets or Confidential Information relevant to the operation of the Retained Seller Sites solely in connection with the operation of the Retained Seller Sites by a Seller or an Affiliate (as defined below) of a Seller. As used in this Agreement, the term “Affiliate” means, with respect to a party, any individual or legal business entity that, directly or indirectly, controls, is controlled by or is under common control with, such party. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies. Notwithstanding the terms of this Section 4.4, nothing herein shall be a restriction on any Seller, Moller or the Moller Trust to use for any purpose any information available to the general public or commonly known by competitors in the retail gasoline industry.
ARTICLE 5
SELLERS’ REPRESENTATIONS AND WARRANTIES
     In order to induce Purchaser to enter into this Agreement, Sellers hereby jointly and severally represent and warrant to Purchaser as follows, it being understood, however, that no representations or warranties as to environmental liabilities are given by Sellers pursuant to this Article 5, and that such environmental liabilities are governed by the terms of Article 7:
     5.1 Organization. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of California (in the case of a corporation) or Delaware (in the case of a limited liability company, and, in the case of a limited liability company, is duly qualified as a foreign limited liability company in the State of California. Each Seller is duly qualified as a foreign corporation or limited liability company in each other state in which it is conducting business.
     5.2 Authority; Enforceability. Each Seller has the power and authority under applicable law (a) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by such Seller pursuant to this Agreement, and to carry out its obligations hereunder and thereunder and (b) to own or lease the Assets and to conduct its business thereon. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant to this Agreement by each Seller, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of such Seller, including without limitation the requisite approval of each Seller’s shareholders or members, as the case may be, and no other corporate act or proceeding on the part of each Seller or its Affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby. This Agreement and each such agreement and instrument is, or upon its execution and delivery will be, legal, valid, binding and enforceable against each Seller in accordance with its respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws, or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.
     5.3 Consents. Other than with respect to (i) the Hart-Scott-Rodino Act and (ii) as set forth on Schedule 5.3, no consent, waiver, approval, authorization, exemption, registration, license or declaration (“Consent”) of or by, or filing with, any governmental authority is required with respect to any Seller or any of its Affiliates in connection with (i) the execution, delivery or enforceability of this Agreement or any material agreement or instrument delivered pursuant to this Agreement by such Seller, or (ii) the consummation of any of the transactions provided for in this Agreement and in the other documents specified in clause (i), above.
     5.4 No Breach. Except as set forth in Schedule 5.4 and except for de minimis matters, the execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant to this Agreement by each Seller, and the consummation of the transactions provided for hereby and thereby and the compliance by each Seller with any of the provisions hereof or thereof does not and will not (a) violate, or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the Assets under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of any Seller, or (ii) to any Seller’s Knowledge (as defined in Section 5.25), any contract or other agreement, instrument or obligation to which such Seller is a party, or by which any of the Assets or their operations otherwise are bound, or (b) to any Seller’s Knowledge, violate any order, injunction, statute, rule or regulation, or (c) trigger any rights of purchase or any buy/sell or similar rights related to any of the Assets.
     5.5 Real Property. All of the Leases are valid, in full force and effect and enforceable in accordance with their terms, and to any Seller’s Knowledge no material defaults by any Seller or, to any Seller’s Knowledge, any other party to the Leases, exist with respect thereto. Except as set forth in Schedule 5.5, each of the Leases may be assigned, subleased, licensed or otherwise transferred by Seller, subject, where applicable, only to the consent of the lessor thereunder. Sellers are the sole holders of fee simple title to each of the Fee Sites. To any Seller’s Knowledge, Sellers have not knowingly requested, applied for, or given consent to any zoning variances or changes with respect to any of the Sites. To any Seller’s Knowledge, the consummation of the transactions completed by this Agreement will not result in the termination of any applicable zoning, entitlement or variance now existing. Except as set forth on Schedule 5.5, no construction, rehabilitation, demolition or expansion at any of the Sites is currently on going or contemplated by Sellers. To any Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway nor is there any existing, proposed or threatened condemnation or eminent domain proceeding that would result in the taking of all or part of any of the Sites. Sellers will not cause or permit, without the express written consent of Purchaser, any Lien to attach or affect any of the Sites at any time after the date of this Agreement that will remain in effect after Closing. Sellers have no liability or obligation for any brokerage fee or commission in respect of the Sites.
     5.6 Leased Improvements. Set forth on Exhibit S is a general description of material Improvements, if any, that are leased to a Seller. Except as indicated on Exhibit U, (a) all such leases, if any, are valid, in full force and effect and enforceable in accordance with their terms and (b) to any Seller’s Knowledge, no material defaults by any Seller or, to any Seller’s Knowledge, any other party to such leases, exist with respect thereto.
     5.7 Compliance with Laws. Except as set forth in Schedule 5.7, to any Seller’s Knowledge, the Assets, Sellers’ operation of business at and from the Assets and the sale of Assets and performance of other obligations under this Agreement do not violate in any material respect, any judgments, orders, injunctions, statutes, rules, regulations or other legal requirements applicable to, or required in connection with, the Assets, including without limitation the Petroleum Marketing and Practices Act, 15 U.S.C.A. sec. 2801 et seq., the California Franchise Investment Law, California Corporations Code sec. 31000 et seq. and the California Business and Professions Code Division 8, Chapters 5.5 (Franchise Relations Act), 7.5 (Franchises) and 7.8 (Franchise Dealers Fair Practices). Without limiting the foregoing, to any Seller’s Knowledge, except as set forth on Schedule 5.7, no Seller has received any written notice of violation which remains unresolved, of any Permit, judgment, order, injunction, statute, rule, regulation or other legal requirement from any governmental authority. The Purchase Price shall be subject to adjustment as set forth in Schedule 5.7.

     5.8 Contracts.
          5.8.1 Within 15 days after the Effective Date, Seller will deliver, and the parties shall attach as Exhibit T, a list reasonably satisfactory in form and substance to Purchaser of all contracts and agreements, excluding any customary master service agreements and customary utility or similar service agreements which (in each case) are terminable upon notice without penalty, related to the operation of the Sites to which a Seller or any of its Affiliates is party (a) under which a Seller or any of its Affiliates have obtained materials or services in connection with the operation of business from the Sites and for which a Seller has spent in excess of $100,000 during calendar year 2006, or (b) by which, to any Seller’s Knowledge, the Assets and their respective operations are bound; and to which such agreements will be assigned to Purchaser. Within twenty (20) days after the Effective Date, Sellers shall provide Purchaser with a list of the contracting entities under any master service agreements and copies of all utility and other similar service agreements.
          5.8.2 Except as set forth on Exhibit T, (a) to any Seller’s Knowledge, no Seller is in default under any of the Contracts listed on Exhibit T, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute a default by a Seller under any such Contract, and (b) to any Seller’s Knowledge, no material defaults by any other party exist with respect to any of the Contracts listed on Exhibit T, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute a default by any other party under any such Contract.
     5.9 Permits. Within 15 days after the Effective Date, Seller will deliver, and the parties shall attach as Exhibit G, a list reasonably satisfactory in form and substance to Purchaser of all material Permits used by Sellers in the operation of the Sites. To any Seller’s Knowledge, the Permits listed on Exhibit G are all of the material Permits required for the operation of the Sites. To any Seller’s Knowledge, Sellers are not in material violation of any conditions that would cause a forfeiture or termination of one or more of the Permits and, without limiting the foregoing, except as set forth on Exhibit G, Sellers have not received any written notice of violation of any Permit which remains unresolved.
     5.10 Actions and Proceedings.
          5.10.1 Except as set forth on Exhibit U, no Seller has received written notice of any legal action pending, and, to any Seller’s Knowledge, no legal action is threatened, against any Seller or any of its Affiliates, whether or not the defense thereof or liability in respect thereof is covered by policies of insurance, involving or affecting any of the Assets or their respective operations.
          5.10.2 Except as set forth on Exhibit U, no Seller has received written notice of any action, suit, proceeding in condemnation or eminent domain pending, and, to any Seller’s Knowledge, no such action, suit or proceeding is threatened, seeking to condemn or acquire all or any material part of any of the Sites.

          5.10.3 Except as set forth on Exhibit U, no Seller has received written notice of any action, suit, proceeding or claim pending, and, to any Seller’s Knowledge, no such action, suit or proceeding is threatened, seeking to restrain or prohibit this Agreement.
     5.11 Labor Matters. Except as described in Exhibit V, to any Seller’s Knowledge, there are no labor-related disputes of any kind asserted against any Seller, or to any Seller’s Knowledge any prior owner of the Assets as to matters contained in (i) below, in connection with the operation of any of the Assets pending before or, to any Seller’s Knowledge, threatened before, any federal, state or local court or agency. With respect to the Assets and except to the extent set forth in Exhibit V, (i) there is no unfair labor practice charge or complaint against any Seller pending or, to any Seller’s Knowledge, threatened, before the National Labor Relations Board or any other administrative or judicial body; (ii) there is no labor strike, slowdown or stoppage actually pending or, to any Seller’s Knowledge, threatened against or affecting the Assets; (iii) to any Seller’s Knowledge none of the operations of any of the Assets have experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three (3) years; and (iv) no attempt to organize Employees (as defined in Article 16) has resulted in an election within the past three years or, to any Seller’s Knowledge, is threatened with respect to the Assets. None of the Sites is now, nor at any time within the past three years has been, subject to any collective bargaining agreement, contract, letter of understanding or other similar arrangement with any labor union or organization.
     5.12 Intellectual Property.
          5.12.1 To any Seller’s Knowledge, and except as set forth on Schedule 5.12.1, Sellers are the exclusive owners of the entire right, title and interest in the Acquired Intellectual Property and the Acquired IT Assets and have the right to transfer the Acquired Intellectual Property and the Acquired IT Assets free and clear of any Liens. Sellers have not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Acquired Intellectual Property or Acquired IT Assets to any other Person. All Acquired Intellectual Property and Acquired IT Assets will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.
          5.12.2 Schedule 5.12.2 sets forth a correct and complete description of all Registered Intellectual Property. “Registered Intellectual Property” means any Acquired Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time. With respect to each such item of Registered Intellectual Property identified in Schedule 5.12.2: (a) each item of Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of maintenance fees and proofs of use) and is valid, subsisting and enforceable and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant authorities; and (b) there are no actions that must be taken by Sellers within one hundred twenty (120) days of the Closing Date in order to obtain, maintain, perfect, preserve or renew any Registered Intellectual Property.

          5.12.3 To any Seller’s Knowledge, the Acquired Intellectual Property does not infringe or otherwise violate any Intellectual Property (as defined below) or other right of a third party. To any Seller’s Knowledge, the operation of the Sites and the Acquired Intellectual Property or use thereof, as currently conducted or used, or contemplated to be conducted or used, have not, do not and will not when conducted or used by Purchaser in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any Person. To any Seller’s Knowledge, no Person is engaging in any activity that infringes or violates the Acquired Intellectual Property. Sellers have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets included in Intellectual Property. For purposes hereof: “Intellectual Property” means intellectual and similar property rights of every kind and nature that are being used, or held or developed for use, in the Assets, including all rights disclosed or embodied in all (i) copyrights, copyright registrations and applications and all other works of authorship including, without limitation, software (including object code and source code), firmware, documentation, designs, files, records, data, or otherwise, (ii) inventions, discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) patents and patent applications and all divisions, continuations, continuations-in-part, renewals, reexaminations, reissuances and extensions of any of the foregoing (as applicable); and (v) Trademarks. “Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, uniform resource locator (“URL”) addresses, domain names and symbols, slogans, rights of publicity and privacy and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.
          5.12.4 No action, suit, proceeding, hearing, investigation, charge, governmental or court order, complaint, claim or demand is pending or, to any Seller’s Knowledge, threatened against the Seller with respect to any of the Acquired Intellectual Property. To any Seller’s Knowledge, there are no facts or circumstances that would render any Acquired Intellectual Property invalid or unenforceable. There are no pending or, to any Seller’s Knowledge, threatened, interferences, oppositions, reissues, reexaminations, or other proceedings involving any of the Registered Intellectual Property.
          5.12.5 To any Seller’s Knowledge, Sellers are not in breach of, nor has Sellers failed to perform under, any of the Seller IP Agreements and, to Sellers’ Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, termination, suspension or change in any party’s rights (or give the other party thereto the right to cause any of the foregoing) with respect to any of the Seller IP Agreements. As of the Closing Date, there will be no accrued or unsatisfied liabilities, royalties or obligations under the Seller IP Agreements, except as set forth on Schedule 5.12.5.
     5.13 Inventory. The Inventory to be sold and transferred to Purchaser at the Closing will include all of the retail petroleum products at the Sites and saleable merchandise in the stores on the Sites as of the Closing.

     5.14 Brokers. All negotiations relating to this Agreement, the agreements and instruments delivered, or to be delivered, pursuant to this Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Sellers or their Affiliates in such manner as to give rise to any valid claim against Purchaser for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby. Sellers shall indemnify and defend Purchaser and its Affiliates against, and shall hold them harmless from, any loss, cost or liability, including, without limitation, attorneys’ fees and costs of litigation, arising out of claims by any person alleging a right to a broker’s or finder’s fee or similar compensation related to or based upon any actions of any Seller or its Affiliates.
     5.15 Solvency. Each Seller is solvent and is not in the hands of a receiver. No application of receivership regarding it is pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.
     5.16 Absence of Certain Changes. Since their acquisition by Sellers, the Assets have only been used, operated and held by Sellers in the ordinary course of business and consistent with the manner in which Sellers use, operate and hold similar assets.
     5.17 Returns. Sellers have timely filed all Tax Returns (or obtained appropriate extensions) that Sellers were required to file; all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations; and all Taxes owed by Sellers (whether or not shown or required to be shown on any Tax Return) relating to the Assets have been paid. No adjustment relating to any of such Returns, or to the taxes shown therein, has been proposed by any taxing authority which remains pending, and there is no suit or proceeding pending or, to any Seller’s Knowledge, threatened with respect to the assessment or collection of taxes against Sellers which relate to the Assets or their operation by Sellers, or any prior owner of the Assets, prior to the Closing. There are no tax liens against any of the Assets, other than liens for property taxes which are not yet delinquent, nor are there any taxes due against any of the Assets except for current property taxes which are not yet delinquent. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the operation of the Assets. With respect to the operation of the Assets, Sellers have duly and timely withheld or collected all Taxes required to be withheld or collected and paid over to the appropriate taxing authorities all amounts required to be so withheld or collected and paid over for all periods under all applicable laws. As used in this Agreement, Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any taxing authority. As used in this Agreement, “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax.
     5.18 Foreign Person. No Seller is a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder.
     5.19 Title to Assets. To any Seller’s Knowledge and except as set forth in Schedule 5.19, and except for any exceptions which are borne by Purchaser and/or Sellers in compliance with Article 8, each Seller has good, marketable and indefeasible title to, or a valid leasehold interest in, all of the Assets it purports to own or lease, (after giving effect to the exclusion of any Site(s) pursuant to the provisions of this Agreement) except for Inventory sold, consumed or otherwise disposed of in the ordinary course of business in compliance with Sections 14.1 and 14.2 and consistent with past practices, free and clear of any liens, mortgages, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral exceptions, rights of first offer, rights of first refusal, purchase options or other encumbrances of any nature whatsoever (“Liens”). Nothing in this Section 5.19 shall modify Sellers’ obligations or liabilities under the Grant Deeds.
     5.20 Sufficiency of Assets. The Assets constitute all of the assets and rights (real, personal, tangible, intangible or mixed) reasonably required for Purchaser to conduct the operations of the Sites as currently conducted.
     5.21 Affiliated Transactions; Shared Assets or Services.
          5.21.1 Schedule 5.21 lists all transactions or contracts relating to the Sites with Affiliates of any Seller since March 31, 2005 in an amount of $25,000 or more. To any Seller’s Knowledge, all transactions with Affiliates of any Sellers have been made or entered into on terms that are no less favorable to Sellers than those that could have been obtained from any unaffiliated third party.
          5.21.2 There is no material asset, tangible or intangible, or service necessary for the operation of the Sites as they are presently conducted, the use of which is shared by Sellers and any Affiliate of Sellers, except as set forth on Schedule 5.21. Purchaser will not have any ongoing obligation or liability after the Closing with respect to the transactions and services set forth on Schedule 5.21.
     5.22 Financial Statements. The Financial Statements (as defined in Section 3.4.1.17) have been and will be (i) prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) are complete and correct, and fairly present the financial condition, results of operations and cash flows of the operations of the Sites, as of the dates and for the periods indicated therein.
     5.23 Documents. All documents or supplemental documents submitted or to be submitted to Purchaser for Purchaser’s approval pursuant to this Agreement (other than Closing and other documents to be executed by Sellers pursuant to this Agreement) are documents received by Sellers from others or compiled by Sellers from available records. To any Seller’s Knowledge, there is no material error, misrepresentation or inconsistency in any of such documents or supplemental documents, provided however, the individuals of Sellers who are identified in Exhibit W have not independently verified, and have no obligation to independently investigate or verify, the accuracy or completeness of such documents or supplemental documents. Although Sellers have provided and will provide Purchaser with documents which it believes are relevant for consideration of the purchase of the Assets, none of Sellers nor their employees, agents or representatives makes any representation or warranty, express or implied, as to the accuracy or completeness with respect to any such documents or supplemental documents delivered by Sellers to Purchaser.
     5.24 Status of Sites. No Site other than the Site identified as facility #879 on Exhibit A is subject to a partnership, joint venture or other similar arrangement.
     5.25 Sellers’ Knowledge. As used in this Agreement, the phrase “to Sellers’ Knowledge”, “to any Seller’s Knowledge” or words of similar import shall mean the actual knowledge of one or more of the indicated individuals listed on Exhibit W of the matter in question or of other matters which would indicate the existence of the matter in question to a reasonable individual, but without any duty of investigation.
     5.26 Other Representations. Those representations made in Article 7 and Sections 16.5.2 and 23.2 shall be representations under this Article 5 the same as if such representations were set forth in this Article 5.
ARTICLE 6
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     In order to induce Sellers to enter into this Agreement, Purchaser hereby warrants and represents to Sellers that:
     6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.
     6.2 Authority; Enforceability. Purchaser has the power and authority under applicable law (a) to execute and deliver this Agreement and each agreement and instrument delivered, or to be delivered, by Purchaser pursuant to this Agreement, and to carry out its obligations hereunder and thereunder and (b) to own or lease and operate the Assets and to conduct its business thereon. The execution, delivery and performance of this Agreement and each agreement and instrument delivered, or to be delivered, pursuant to this Agreement by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Purchaser, and no other corporate act or proceeding on the part of Purchaser or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby. Each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws, or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

     6.3 Consents. Except as set forth herein or on Exhibit X, including, without limitation, for obtaining any and all necessary governmental approvals for the purchase of the Assets or expiration or termination of any applicable waiting period, no material consent of or by, or material filing with, any other person is required with respect to Purchaser in connection with (a) the execution, delivery or enforceability of this Agreement or any agreement or instrument delivered or to be delivered pursuant to this Agreement by Purchaser, or (b) the consummation of any of the transactions provided in this Agreement by Purchaser (except for the approval of Purchaser’s lenders to the financing Purchaser will utilize to complete the funding of the Purchase Price) and the other documents specified in clause (a).
     6.4 No Breach. The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant to this Agreement by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not (a) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required under, any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws of Purchaser or (ii) to Purchaser’s Knowledge (as defined in Section 6.9), any agreement, instrument or obligation to which Purchaser is a party or by which a material part of its assets or operations otherwise are bound, or (b) to Purchaser’s Knowledge, violate any order, injunction, statute, rule or regulation.
     6.5 Actions and Proceedings. To Purchaser’s Knowledge, no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement.
     6.6 Brokers. All negotiations relating to this Agreement, the agreements and instruments delivered, or to be delivered, pursuant to this Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Sellers for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby. Purchaser shall indemnify and defend Sellers and their Affiliates against, and shall hold them harmless from, any loss, cost or liability, including, without limitation, attorneys’ fees and costs of litigation, arising out of claims by any person alleging a right to a broker’s or finder’s fee or similar compensation based upon, or related to, any actions of Purchaser.
     6.7 Solvency; Funds. Purchaser is solvent and is not in the hands of a receiver. No application of receivership is pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court. Purchaser will have sufficient funds to deliver the Purchase Price at Closing as contemplated in this Agreement.
     6.8 Independent Decision. Purchaser has made its own independent analysis and judgment of the commercial potential and usefulness of the Assets and is not relying upon any information from Sellers regarding prospective operations of the Sites.
     6.9 Purchaser’s Knowledge. As used in this Agreement, the phrase “to Purchaser’s Knowledge” or words of similar import shall mean the actual knowledge of one or more of the individuals listed in Exhibit Y of the matter in question or of other matters which would indicate the existence of the matter in question to a reasonable individual, but without any duty of investigation.
ARTICLE 7
ENVIRONMENTAL LIABILITIES
     7.1 Definitions. For purposes of this Agreement, the terms described below shall have the following meanings:
          7.1.1 “Agency” means any federal, state or local governmental authority with jurisdiction over the environmental compliance of any particular Site, including, without limitation, the United States Environmental Protection Agency or the local fire department.
          7.1.2 “Baseline Condition” means the concentration(s) of Hazardous Materials present at, under, upon or migrating to or from each Site as established in accordance with Section 7.2.
          7.1.3 “Corrective Action” or “Corrective Actions” means all actions including but not limited to Remediation required by an Agency with respect to Environmental Conditions resulting from Hazardous Materials existing on, under or about any Site as of the Closing Date, whether or not such Hazardous Materials were generated or released by Sellers, Sellers’ predecessors in interest or any third parties other than Purchaser, or otherwise resulted from the operations of Sellers or Sellers’ predecessors in interest from such Site. Notwithstanding the foregoing, Seller’s Corrective Action for Tesoro Sites (as defined in Section 7.1.12) shall be limited to Environmental Conditions arising in the time period from December 11, 2002 through the Closing Date.
          7.1.4 “Environmental Condition” means (a) any Release on, under or emanating from any Site, whether originating on-site or off-site, or (b) any activity, inactivity or operation occurring on or off of any Site that could require Remediation.
          7.1.5 “Environmental Laws” means any and all federal, state or local Laws (including common law), rules, orders, regulations, statutes, ordinances, codes, guidelines enforced by Agencies, administrative orders, or requirements of any governmental authority or quasi-governmental authority regulating or imposing standards of liability, standards of conduct or standards of remediation with respect to protection of public health or environmental media (including, without limitation, soil, surface water, ground water, stream sediments or air), including, without limitation, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, and applicable state analogues.
          7.1.6 “Environmental Permits” means any and all permits, approvals, licenses, registrations, certificates, plans, contingency plans, spill prevention control and countermeasure plans, consent agreements, consent orders, stipulations and authorizations that are required by or issued pursuant to Environmental Laws.
          7.1.7 “Environmental Standards” means the applicable clean up levels to protect human health and the environment imposed under Environmental Laws by the Agency with jurisdiction over a Site.
          7.1.8 “Hazardous Materials” means any chemical, substance, compound or material that is listed, regulated or defined as a “hazardous material,” “hazardous waste,” “hazardous substance,” “solid waste,” “toxic substance,” “contaminant” or “pollutant” or words of similar meaning and import, or as otherwise regulated by any Agency or governmental authority in, under or pursuant to any Environmental Law, including, without limitation, petroleum, petroleum products (including oxygenates), hydrocarbons, fuel oil, derivatives and degradation products of petroleum products or fuel oil, petroleum waste, waste oil and polychlorinated biphenyls (“PCBs”).
          7.1.9 “Release” means any release, spill, leak, emission, discharge, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping or migration of Hazardous Materials into any indoor or outdoor environmental media (including, without limitation, soil, surface waters, ground waters, stream sediments and air), including the movement of Hazardous Materials through or in any environmental media either on-site or off-site. Release includes, without limitation, the abandonment of barrels, containers or other closed receptacles containing Hazardous Materials.
          7.1.10 “Remediation” means all actions required by an Agency pursuant to any Environmental Laws to ensure the attainment of Environmental Standards at any Site, including, without limitation, all actions required by an Agency to: (a) mitigate, treat or remediate Hazardous Materials in the indoor or outdoor environment on-site of the Site or off- site of the Site if emanating from the Site as required by an Agency under applicable Environmental Laws; (b) perform pre-remedial studies and investigations and post-remedial monitoring and care or other assessments or monitoring as required under applicable Environmental Laws; or (c) respond to any government requests for information or documents in any way relating to mitigation, treatment or remediation or potential mitigation, treatment or remediation of Hazardous Materials in the indoor or outdoor environment pursuant to Environmental Laws. Remediation also means all actions required by an Agency to ensure the attainment of Environmental Standards at any Site including all actions required by an Agency to control any current Release of Hazardous Materials from the equipment used by Sellers or Sellers’ Remediation Consultant as required by an Agency under applicable Environmental Laws.
          7.1.11 “Reportable Release” means a Release required to be reported to an Agency under the Environmental Laws.
          7.1.12 “Tesoro Sites” means the Sites listed on Exhibit A with a 3000 series facility identification number.

     7.2 Establishment of Baseline Condition. The Baseline Condition at each Site shall be established as set forth in this Section 7.2.
          7.2.1 Assessed Sites. An “Assessed Site” is a Site where Sellers have environmental reports or data from January 1, 2004 or later that provide sufficient information to establish the Baseline Condition for the Site. A newly-constructed Site completed after January 1, 2004 shall also constitute an “Assessed Site.”
               7.2.1.1 Within 21 days of the Effective Date, Sellers shall provide Purchaser with a list of Assessed Sites and access to and the right to make copies of all environmental reports and data Sellers intend to rely on to establish the Baseline Condition for each Assessed Site. Within 21 days of Purchaser’s receipt of this information, Sellers and Purchaser shall meet to determine the Baseline Condition for each Assessed Site. Should the parties reasonably dispute whether such information exists to adequately characterize an Assessed Site, the parties shall attempt to resolve any disagreement consistent with the terms of Section 7.4.2. To the extent additional work is required to adequately characterize an Assessed Site, the Assessed Site shall be considered an Unassessed Site and the parties shall proceed with such work as set forth in Section 7.2.2 below. Any Site assessed from January 1, 2004 or later using the protocol of Section 7.2.2.1 shall be deemed an Assessed Site.
          7.2.2 Unassessed Sites. An “Unassessed Site” is a Site where Sellers do not have environmental reports or data from January 1, 2004 or later that provide sufficient information to establish the Baseline Condition for the Site.
               7.2.2.1 Within 21 days of the Effective Date, Sellers shall provide Purchaser with a list of Unassessed Sites. Within 60 days of the meeting provided for in Section 7.2.1.1, unless the parties otherwise agree that no assessment is needed as to any Unassessed Site, Sellers shall cause an independent, qualified and properly licensed environmental consulting firm reasonably acceptable to Purchaser (the “Environmental Consultant”) to conduct and complete environmental site assessments of Environmental Conditions at each Unassessed Site in accordance with the protocol set forth in Schedule 7.2.2.1 (the “Environmental Protocol”), prepared under a Site-specific workplan reasonably acceptable to Purchaser and Sellers consistent with the Environmental Protocol (each an “Environmental Site Assessment”), and prepare environmental reports for the benefit of Sellers and Purchaser setting forth the results of the Environmental Site Assessment. Such Site-specific workplan shall not unreasonably disrupt operations at the Site in question. All costs and expenses related to the Environmental Site Assessments and the preparation of the environmental reports and/or data shall be borne by Sellers. Sellers and Purchaser shall have equal access to all information developed by the Environmental Consultant and shall each receive two copies of all environmental reports and/or data. All environmental reports and/or data shall be completed and provided to Purchaser at least 14 days prior to the Closing Date. The environmental reports and/or data may be relied on by both Sellers and Purchaser. Purchaser and Sellers shall have 14 days following receipt of all environmental reports and/or data to review the environmental reports and/or data. Should Purchaser and/or Sellers contest or question any findings in any environmental report and/or data, they shall notify the other in writing of such concern(s) with three (3) days of receipt of all environmental reports and/or data. If the parties are unable to resolve the concerns, they shall attempt to resolve any disagreement consistent with the terms of Section 7.4.2. The Baseline Condition for an Unassessed Site shall be the concentration(s) of Hazardous Materials as documented in the environmental report and/or data prepared pursuant to this Section 7.2.2.1 or as otherwise established following dispute resolution except that the Baseline Condition for an Assessed Site which became an Unassessed Site because additional work was needed to adequately characterize the Site shall be the concentration of Hazardous Materials as documented in the environmental report and/or data prepared pursuant to this Section 7.2.2.1 and the concentration of Hazardous Materials as documented in the environmental report(s) and/or data provided pursuant to Section 7.2.1.1.
          7.2.3 Notwithstanding anything provided for in Section 7.2, the Baseline Condition for each Site shall include the presence in any amount of the oxygenates methyl tertiary butyl ether (“MTBE”), tertiary butyl alcohol (“TBA”), diisopropyl ether (“DIPE”), ethyl tertiary butyl ether (“ETBE”), and tertiary-amyl methyl ether (“TAME”) (including degradation products of these oxygenates) at, under, upon or migrating to or from any of the Site regardless of whether the presence of such oxygenates is suspected, known, discovered or confirmed prior to or after the Closing Date; provided, however, to the extent any of these oxygenates are used in any fuel product sold by Purchaser or its successors at any of the Sites after the Closing, this Section 7.2.3 shall not be applicable to automatically establish the Baseline Condition for any such Site or automatically allocate responsibility for the Site between the Parties. This Section 7.2.3 shall not affect Sellers’ obligations under this Agreement with respect to any such oxygenates or their degradation products which are included in any report and/or data used to establish a Baseline Condition.
     7.3 Corrective Actions. If any Site presently has any Environmental Conditions or if the work undertaken to establish the Baseline Condition for a Site reveals any Environmental Conditions, Sellers shall retain an independent, qualified and properly licensed environmental consulting firm (which may but need not be the Environmental Consultant) and, if necessary, an engineer and environmental contractor (collectively, the “Remediation Consultant”) to develop and implement the Remediation and Sellers shall remain responsible for all Corrective Action, subject to each of the following:
          7.3.1 All Corrective Action shall be at the expense of Sellers.
          7.3.2 At Purchaser’s expense, Purchaser shall have the right to have its Remediation Consultant(s) present during Seller’s Corrective Action at a Site.
          7.3.3 All Corrective Action shall be taken in a prompt and diligent fashion, subject to Sellers’ obligation to take reasonable steps to minimize adverse impacts to Purchaser’s operation of the Assets.
          7.3.4 Sellers shall be entitled to reasonable access to the Sites in order to effect the Corrective Action without any access fee or similar expense being imposed by Purchaser on Seller.

          7.3.5 Sellers shall keep Purchaser informed of the progress of the Corrective Actions, by providing Purchaser electronic copies of all reports submitted to the Agency while performing Corrective Actions.
          7.3.5 Sellers shall effect Remediation to the levels required by the Agency, using any approved methodology (including risk-based closure). When such Remediation is complete as to a Site under the standards allowed by the Agency (provided Sellers do not cause a restriction to the deed or other notation to title without the express written consent of Purchaser), Sellers shall submit a written report to the Agency seeking site closure (the “Closure Report”). Sellers’ Corrective Actions as to the Site in question shall be deemed complete, and Sellers’ Corrective Actions with regard to such Site shall be discharged the date (the “Site Completion Date”) that is the earlier of (i) Sellers’ receipt of written approval of the Closure Report by the Agency, or (ii) Sellers’ receipt of a “no further action letter” from the Agency related to said Closure Report.
          7.3.6 Notwithstanding anything in this Section 7.3, Purchaser is responsible to address Environmental Conditions arising prior to December 12, 2002 at the Tesoro Sites that require Corrective Action.
     7.4 Integrity Assurance Records. During the course of Sellers’ performance of Corrective Action at each Site, Purchaser shall maintain inventory and tank and line inspection, maintenance and repair records for such Site as required to comply with any and all Environmental Laws. Sellers shall have the right to review these records as Sellers deem necessary so as to be assured of the integrity of Purchaser’s tank and line system at the Site.
          7.4.1 Allocation of Responsibility. The parties acknowledge that the criteria for allocation of Environmental Conditions between the parties, whether for settlement or by arbitration, shall be as follows:
     Sellers shall have responsibility for any Environmental Conditions other than those resulting from any Reportable Release by Purchaser or for any of the obligations under Section 7.3.6 (“Sellers’ Environmental Conditions”). Purchaser shall have responsibility for any Environmental Condition resulting from a Reportable Release by Purchaser and for any of the obligations under Section 7.3.6 (“Purchaser’s Environmental Conditions”). If the evidence establishes that Sellers’ Environmental Conditions and Purchaser’s Environmental Conditions have co-mingled then (i) other than with regard to the Tesoro Sites, Purchaser’s responsibility for Environmental Conditions shall be limited only to any additional costs greater than what Sellers would have incurred in responding to and remediating Sellers’ then existing Environmental Conditions or (ii) with regard to the Tesoro Sites, Seller’s responsibility for Environmental Conditions shall be limited only to any additional costs greater than what Purchaser would have incurred in responding to then existing Environmental Conditions.
          7.4.2 Dispute Resolution. Attempts to resolve disputes as to establishing Baseline Condition at any Site as set forth in Section 7.2, allocation of Environmental Condition responsibility as set forth in Section 7.4.1, and costs estimates as set forth in Section 7.6.2 shall proceed in the following order.

               7.4.2.1 Cooperative Resolution.
     The parties shall first attempt to resolve any disputes through cooperative resolution. The parties shall exchange the following information:
                    (i) Inventory reconciliation records.
                    (ii) Underground Tank System, as defined under the California Health and Safety Code, testing results.
                    (iii) Operations and maintenance information on the Underground Tank System.
                    (iv) Leak detection and monitoring equipment-testing data.
                    (v) Operations and maintenance information on the leak detection and monitoring systems.
                    (vi) All data collected or generated as a result of either party’s environmental investigation, including soil and groundwater samples.
                    (vii) All data concerning the volume of any release.
                    (viii) All data concerning the presence of oxygenates, including MTBE, degradation products of oxygenates and ethanol.
                    (ix) Any unauthorized release reports to the Agency.
                    (x) Any “no further action letters” from the Agency.
     Such exchange of evidence shall be completed within 45 days of the demand by Purchaser and Sellers delivering one (1) complete set of copies to the other, along with a certification signed by an officer of such party certifying the delivered documents are complete or noticing the reasons why requesting documents were not delivered. The parties shall not be obligated to exchange their independent analysis, conclusions or recommendations prepared internally or by consultants with a view towards use in arbitration.
     The parties may thereafter, within a reasonable amount of time, agree to meet and attempt in good faith to settle the allocation of responsibility for the Site’s Environmental Conditions. All efforts pursuant to this section shall be deemed to be confidential settlement discussions and shall not be admitted in any subsequent proceedings, arbitration or other action. If no resolution is reached, either party may in writing notify the other of its election to arbitrate the disputed issues pursuant to Article 27, except as such procedure may be modified by Section 7.4.2.2

               7.4.2.2 Arbitration.
                    7.5.4.2.1 If the parties are not able to resolve a dispute under Article 7 pursuant to the terms of this Agreement, then either party may make a demand for arbitration in writing.
                    7.5.4.2.2 The selection of an arbitrator shall be subject to Article 27, except the parties shall attempt to mutually select or cause to be appointed an arbitrator from JAMS who is sufficiently experienced in arbitrating disputes concerning soil and groundwater contamination. If, after appointment of the arbitrator and after an initial conference with the arbitrator and the parties, either party reasonably believes the arbitrator would benefit from the technical advice of a knowledgeable, independent environmental consultant, such party may demand the appointment of such independent environmental consultant to act as a technical consultant for the arbitrator. Thereafter, the parties shall mutually select an independent environmental consultant and, if they are unable, the arbitrator may use its discretion to select a technical consultant. The arbitrator shall decide the scope and use of the technical consultant. The parties shall initially advance the cost of the technical consultant equally. Upon conclusion of the arbitration, the arbitrator shall award the recovery of the costs of the technical consultant to the party who substantially prevails on the disputed issues.
     7.5 UST Fund.
          7.5.1 California
               7.5.1.1 Sellers and Purchaser have interests in Sites covered under this Agreement for which Sellers are an eligible or potentially eligible claimant under the California Underground Storage Tank Cleanup Fund established by the Barry Keene Underground Storage Tank Cleanup Trust Fund Act of 1989 (“the Fund” or “Fund”). If mutually agreed to in writing after the Closing, Sellers and Purchaser can participate in Corrective Action for any of these Sites, on behalf of whatever company is the Fund eligible claimant at the time. For example, costs of Corrective Action for a Site paid by Purchaser while Sellers are the Claimant for said Site are to be considered paid on behalf of Sellers with any Fund proceeds reimbursed to Purchaser upon Fund reimbursement.
               7.5.1.2 Sellers and Purchaser agree to proceed with Fund assignment and reimbursement as set forth in this Section 7.5.1.2.
                    (a) Sites With Existing UST Cleanup Fund Claims: Exhibit Z lists and provides claim numbers for all Sites covered under this Agreement for which Sellers have approved claims for reimbursement (“Existing Claim(s)”) from the Fund. Sellers and Purchaser agree that Sellers will continue to conduct Corrective Action at the Sites listed on Exhibit Z at Sellers’ own expense and will continue to own rights to the Existing Claim(s) and will, at Sellers’ own expense, administer and pursue reimbursement under the Existing Claim(s). If Sellers and Purchaser agree in writing that Purchaser shall assume Corrective Action at a Site listed on Exhibit Z, or if an Agency shall require Purchaser to assume Corrective Action at a Site listed on Exhibit Z, Sellers will assign Sellers’ reimbursement rights (excluding the right to receive reimbursement from Tesoro for any Seller incurred expenses which are reimbursed from the Fund) for any or all of the Existing Claim(s) for such Site (“Assignment for Existing Claims”) subject to the approval of the Fund and in accordance with Section 7.5.1.3. To exercise its Assignment for Existing Claims option, Sellers and Purchaser shall notify the Fund in writing of its desire to immediately be assigned the Existing Claim(s) and provide a copy of the relevant portions of the Agreement, with intent to keep such portions of the Agreement held Business Confidential by the Fund. The Assignment of any Existing Claim(s) shall become effective upon issue of written approval by the Fund that the associated Letter of Commitment(s) has been reassigned per Purchaser’s request. Purchaser agrees to notify Sellers in advance of exercising the Assignment of Existing Claims option and copy Sellers on all relevant correspondence with the Fund.
                    (b) Sites Pending UST Cleanup Fund Claim Approval: Exhibit Z lists all Sites in California covered under this Agreement for which Sellers have applied for reimbursement from the Fund but have not received approval for reimbursement from the Fund (“Pending Claim(s)”). Sellers and Purchaser agree that Sellers will continue to conduct Corrective Action at the Sites listed on Exhibit Z at Sellers’ own expense and will continue to own rights to the Pending Claim(s) and will, at Sellers’ own expense, administer and pursue reimbursement under the Pending Claim(s). If Sellers and Purchaser agree in writing that Purchaser shall assume Corrective Action at a Site listed on Exhibit Z, or if an Agency shall require Purchaser to assume Corrective Action at a Site listed on Exhibit Z, Sellers will assign Sellers’ reimbursement rights (excluding the right to receive reimbursement from Tesoro for any Seller incurred expenses which are reimbursed from the Fund) for any or all of the Pending Claim(s) for such Site (“Assignment of Pending Claims”) subject to the approval of the Fund and in accordance with Section 7.5.1.3. To exercise the Assignment of Pending Claims option, Sellers and Purchaser shall notify the Fund in writing of its desire to immediately be assigned the Pending Claim(s) and provide a copy of the relevant portions of the Agreement, with intent to keep such portions of the Agreement held Business Confidential by the Fund. The Assignment of any Pending Claim(s) shall become effective upon issue of written approval by the Fund that the associated Letter of Commitment(s) has been assigned per Purchaser’s request. Purchaser agrees to notify Sellers in advance of exercising the Assignment of Pending Claims option and copy Sellers on all relevant correspondence with the Fund.
                    (c) Sites With Future UST Cleanup Fund Claims: Exhibit Z lists all Sites in California covered under this Agreement for which Sellers have not applied for reimbursement from the Fund. For Sites listed on Exhibit Z, where a Release, whether known or unknown, occurred prior to the Closing Date for which Sellers have not yet applied for reimbursement from the Fund, Sellers will conduct Corrective Action at the Sites at Sellers’ own expense and will pursue a claim with the Fund and assume any and all rights to reimbursement of eligible costs from the Fund (“Future Claim Rights”). If Sellers and Purchaser agree in writing that Purchaser shall assume Corrective Action at a Site listed on Exhibit Z, or if an Agency shall require Purchaser to assume Corrective Action at a Site listed on Exhibit Z, as appropriate Seller will pursue Future Claim Rights. To the extent Sellers pursue Future Claim Rights and Purchaser performs the Corrective Action, either because the parties agree or because an Agency requires Purchaser to assume Corrective Action at a Site listed on Exhibit Z, Sellers will assign Sellers’ reimbursement rights (excluding the right to receive reimbursement from Tesoro for any Seller incurred expenses which are reimbursed from the Fund) for any or all of the Future Claim Rights for such Site (“Assignment of Future Claim Rights”) subject to the approval of the Fund and in accordance with Section 7.5.1.3. To exercise the Assignment of Future Claim Rights option, Sellers and Purchaser shall notify the Fund in writing of its desire to immediately be assigned the Future Claim Rights and provide a copy of the relevant portions of the Agreement, with intent to keep such portions of the Agreement held Business Confidential by the Fund. The assignment of any Future Claim Rights shall become effective upon issue of written approval and that the associated Letter of Commitment(s) by the Fund has been assigned per Purchaser’s request. Purchaser agrees to notify Sellers in advance of exercising the Assignment of Future Claim Rights option and copy Sellers on all relevant correspondence with the Fund.
               7.5.1.3 Assignment Terms: Any and all Assignments of Existing Claims, Pending Claims or Future Claim Rights (collectively, “Claim Assignment”) to Purchaser pursuant to this Section 7.5 are intended to be in compliance with the terms specified in the Board Order entitled In the Matter of Petition of Lake Publishing Company, Order WQ 2000-06-UST (“the Order”). Consistent with the Order, Sellers will maintain liability for Corrective Action irrespective of Claim Assignment(s). Purchaser covenants prior to performing any remediation to reasonably consider and analyze the estimated cost and expenses of utilizing the proposed remediation method as compared to alternative methods in order to preserve the reimbursement funds available under the Fund. Further consistent with the Order and the Fund’s most current published guidelines for assignment, the terms of any such Claim Assignment are as set forth in Sections 7.5.1.3(a) and 7.5.1.3(b) wherein the term “Assignor” pertains to Sellers and “Assignee” pertains to Purchaser.
                    (a) Assignor agrees to assign the following rights to reimbursement:
a.	The Letter of Commitment (LOC);

b.	Costs that are incurred by Assignor before the effective date of the Claim Assignment, but that are not submitted to the Fund for reimbursement until after the effective date of the Claim Assignment. Assignee agrees to pay such costs to Assignor to the extent reimbursed;

c.	Costs that are incurred by Assignor before the effective date of the Claim Assignment and that were submitted by the Assignor before the effective date of the Claim Assignment, but were not reimbursed by the Fund before the effective date of the Claim Assignment. Assignee agrees to pay such costs to Assignor to the extent reimbursed;

d.	Cost incurred by Assignee after the effective date of the Claim Assignment;

e.	For Sites where Assignor has not filed a claim with the Fund, the rights to submit a claim application to the Fund and to pursue reimbursement under the claim. Assignee agrees to demonstrate Assignor’s eligibility for the Fund and the priority class for which Assignor would qualify.
                    (b) Rights to the Assignee to Receive Reimbursement After the Effective Date of the Assignment.

a.	Assignee acknowledges and agrees that the maximum amount allowed for reimbursement is established by the Barry Keene Underground Storage Tank Cleanup Trust Fund Act of 1989.

b.	Assignee acknowledges and agrees that any reimbursement paid prior to the effective date to the Assignor will reduce the amount available per occurrence.

c.	Assignee acknowledges that should there be an overpayment surrounding past costs reimbursed to the Assignor, reimbursement due the Assignee will be reduced by the amount of the overpayment owed by the Assignor.

d.	Assignee acknowledges that should there be any outstanding issues surrounding past costs reimbursed to the Assignor, such as proof of payment, reimbursement due the Assignee will be reduced by the amount outstanding or owed by the Assignor.

e.	When requested by the Fund, Assignee agrees to complete and execute the Non-Recovery from Other Sources Disclosure Certification (“Certification”) for any funds received by the Assignor or the Assignee. Assignee will be required to obtain such information from the Assignor in order to properly complete the Certification.

f.	Assignee acknowledges that if Assignor or Assignee has received funds from a third party source for costs that would otherwise be eligible for Fund reimbursement or receives money after the effective date of the Claim Assignment for such costs, reimbursement due Assignee will be reduced by the amount received by Assignor and/or Assignee.

g.	As appropriate, Assignee shall comply with all applicable laws, regulations, terms contained in the Letter of Commitment and any other requirements that are a condition of payment for reimbursement from the Fund.
          7.5.2 States Other Than California. Sellers and Purchaser have interests in non-California Sites covered under this Agreement for which Sellers are an eligible or potentially eligible claimant under applicable underground storage tank fund reimbursement laws. Sellers and Purchaser agree that Sellers, at Sellers’ own expense, are responsible and liable for any Corrective Action at these Sites for Releases, whether known or unknown, that occurred prior to the Closing Date. At Sellers’ own expense, Sellers will administer and pursue reimbursement for such Corrective Action work under applicable underground storage tank fund reimbursement laws. Sellers and Purchaser further agree that as of the Closing Date, Purchaser has the option to assume Corrective Action at Sites covered by this Section 7.5.2 to the extent allowed by the applicable law. If Purchaser assumes Corrective Action at a Site covered under this Section 7.5.2, Sellers will take all appropriate action necessary to ensure Purchaser obtains Sellers’ reimbursement rights subject to the requirements of the applicable underground storage tank fund reimbursement laws and to the extent allowed by applicable law. Sellers and Purchaser may participate in Corrective Action for any of these Sites, as the eligible underground storage tank fund claimant. For example, costs of Corrective Action for a Site paid by Purchaser while Sellers are the Claimant for said Site are to be considered paid on behalf of Sellers with any proceeds reimbursed to Purchaser upon reimbursement.

     7.6 Terminal.
          7.6.1 Terminal EH & S Audit. Within 30 days of the Effective Date, Purchaser shall have the right at Purchaser’s sole expense to conduct and/or engage environmental consultants to conduct an environmental, health and safety audit of the Terminal in accordance with applicable Environmental Laws and ASTM or other Standards, as agreed upon in writing by the parties (the “Terminal EH&S Audit”). Such Terminal EH&S Audit shall include an estimate of the costs to correct or address any non-compliance identified in the course of the audit (the “Estimated Terminal Liabilities”). Any fines and penalties payable as a result of conditions or practices identified in the Terminal EH&S Audit shall be the sole responsibility of and shall be promptly paid in full by the Sellers, and shall not constitute Estimated Terminal Liabilities or Actual Terminal Liabilities for purposes of this Agreement. The Terminal EH&S Audit shall be completed at least 60 days prior to the Closing Date and Purchaser and Seller shall concurrently receive a copy of the EH&S Audit. Following Sellers’ receipt of the Terminal EH&S Audit, the parties agree to meet and confer to review the Terminal EH&S Audit results.
          7.6.2 Terminal Baseline Condition. The Baseline Condition for the Terminal shall be established pursuant to Section 7.2. If Corrective Action is required at the Terminal, costs for such Corrective Action shall be quantified by the Environmental Consultant retained pursuant to Section 7.2 and provided to both parties at least 60 days prior to the Closing Date. Should the parties dispute the Environmental Consultant’s cost estimate for such Corrective Action, they shall attempt to resolve any disagreement consistent with the terms of Section 7.4.2.
          7.6.3 To the extent the sum of the actual costs (i) to correct or address any non-compliance identified in the course of the Terminal EH&S Audit and (ii) to address Corrective Action for the Terminal (collectively, the “Actual Terminal Audit and Baseline Costs”) is equal to or less than $250,000, Purchaser shall bear such costs. To the extent Actual Terminal Audit and Baseline Costs exceed $250,000, the Sellers shall bear such costs in excess of $250,000.
          7.6.4 If the sum of (i) Estimated Terminal Liabilities and (ii) the costs to address Corrective Action for the Terminal as established by the Environmental Consultant or following the dispute resolution procedures exceeds $500,000, either Purchaser or the Sellers may elect to remove the Terminal from the Assets sold under this Agreement, with a reduction in the Purchase Price of $5,000,000, and Section 7.6.3 shall not apply.
     7.7 Sellers’ Indemnity. Sellers shall defend, protect (with counsel reasonably satisfactory to Purchaser), indemnify and hold harmless Purchaser, its parent, subsidiaries and Affiliates and their respective officers, employees, attorneys, business invitees, guests, customers, contractors and agents from and against all claims, damages (excluding exemplary or punitive damages and damages for lost profits), losses, costs (including Remediation Costs), expenses and liabilities, to include property damage and personal injury (including death) (and including, but not limited to, all attorneys’ fees, fines, penalties, and court costs and expert witness fees and costs) which arise out of or are in any way connected with (a) the presence of Hazardous Materials which first became situated on, under or about each Site before the Closing

Date, (b) any violation of Environmental Laws applicable to each Site which results from Hazardous Materials located on such Site before the Closing Date, or (c) any violation of any Environmental Laws relating to the operation of the Sites prior to the Closing Date (each, a “Purchaser Indemnity Claim”). Notwithstanding the foregoing, Seller’s duty to defend, protect, indemnify and hold harmless as set forth in the proceeding sentence for Tesoro Sites shall be limited to the time period from December 11, 2002 through the Closing Date. Except for third-party claims related to gasoline additives or gasoline oxygenates listed in Section 7.2.3 for which there shall be no Indemnity Cutoff Date as defined below, Seller’s Indemnity under this Article 7 as to each Site shall be limited to the lesser period of either (i) ten (10) years from the Closing Date or (ii) five (5) years after the Site Completion Date (the greater period being the “Indemnity Cutoff Date”); unless prior to the Indemnity Cutoff Date, (i) Purchaser notifies Seller of a Purchaser Indemnity Claim, or (ii) Seller is actively indemnifying Purchaser for a Purchaser Indemnity Claim. Notwithstanding anything to the contrary in this Section 7.7, Seller’s obligation to perform Corrective Action at any Site shall be discharged in accordance with Section 7.3. The obligations of Sellers under this Section 7.7 are in addition to the obligations of Sellers under the other provisions of this Article 7.
     7.8 Purchaser’s Indemnity. Purchaser shall defend, protect (with counsel reasonably satisfactory to Sellers), indemnify and hold harmless Sellers, their its parent, subsidiaries and Affiliates and their respective officers, employees, attorneys, business invitees, guests, customers, contractors and agents from and against all claims, damages (excluding exemplary or punitive damages and damages for lost profits), losses, costs, expenses and liabilities, to include property damage and personal injury (including death) (and including, but not limited to, all attorneys’ fees, fines, penalties, and court costs and expert witness fees and costs) which arise out of or are in any way connected with (i) the presence of Hazardous Materials which first become situated on, under or about each Site after the Closing Date, or (ii) any violation of Environmental Laws applicable to each Site which results from Hazardous Materials that first come to be located on the Site after the Closing Date. The obligations of Purchaser under this Section 7.8 are in addition to the obligations of Purchaser under the other provisions of this Article 7. Notwithstanding the foregoing, nothing in this Article 7, including Section 7.8, shall negate Purchaser’s obligations, including indemnity, under the Sale and Purchase Agreement and Joint Escrow Instructions for Tesoro Northern California Marketing Assets entered into as of October 31, 2002 between Tesoro Refining and Marketing Company and USA Petroleum Corporation.
     7.9 Survival. This Article 7 shall survive the Closing Date. Each party shall bind its successors and assigns and any tenants, operators or licensees to the terms and conditions in this Article 7.
ARTICLE 8
TITLE MATTERS
     8.1 Title Commitments and Permitted Exceptions.
          8.1.1 Sellers shall use its good faith, diligent efforts to cause First American Title Insurance Company (the “Title Company”) to issue a title commitment for each Site,

together with legible copies of all documents referred to therein (“PTR”) within 15 days after the Effective Date. In addition, Sellers shall use its good faith, diligent efforts to deliver to Purchaser an ALTA survey for each Site (“Survey”) within 60 days after the Effective Date.
          8.1.2 On or before thirty (30) days after the date of delivery of each PTR, Purchaser shall have the right to notify Sellers and Escrow Holder, in writing (the “Notice”), of all items reflected in each of the PTRs that Purchaser reasonably believes will adversely affect the business operations of the applicable Site for use as a gas station, truck stop or petroleum products terminal, as the case may be, or constitute a lien on such Site for amounts payable which are not subject to proration pursuant to Section 21.3, (each, an “Adverse Title Exception”). Such negative effect on such business operations and/or lien is herein referred to as the “Title Value Impact.” Purchaser’s Notice shall include reasonably detailed information and supporting documents concerning the basis of the Title Value Impact. No later than five (5) days after timely delivery of the last Notice of Adverse Title Exception for all of the Sites, Purchaser and Seller will meet and confer (either in person or via telephonic conference) to discuss the Notices and the Adverse Title Exceptions (the “Title Meeting”).
               8.1.2.1 Notwithstanding Section 8.1.2 above, Purchaser shall have no right to raise any Adverse Title Exceptions which existed on or before December 11, 2002 on any of the Tesoro Sites (as defined in Section 7.1.12) and Sellers shall have no obligation to cure or remedy any such Adverse Title Exceptions on those Sites. As to any such Adverse Title Exceptions existing on those Sites as of December 11, 2002, Purchaser shall be accepting such Adverse Title Exceptions in an “as is” condition.
               8.1.3 Purchaser agrees to bear the burden of any Title Value Impact of all Adverse Title Exceptions applicable to a single Site, by either (at Purchaser’s election) (i) accepting such Site without remedying such Adverse Title Exceptions and/or (ii) bearing the cost of remedying such Adverse Title Exceptions, up to $30,000 per Site, and the Sellers agree to bear the burden of any Title Value Impact of all Adverse Title Exceptions applicable to a single Site which is in excess of such initial $30,000, by either (at Sellers’ election) (i) accepting a dollar-for-dollar adjustment to the Purchase Price at Closing, and/or (ii) bearing the cost of remedying such Adverse Title Exceptions, up to $30,000 per Site in excess of Purchaser’s $30,000. Either Party may remedy any Adverse Title Exception(s) by causing the Title Company to remove or delete the Adverse Title Exception(s) from the PTR or by endorsement or otherwise causing the Title Company to insure the Adverse Title Exception(s). All of Sellers’ and Purchaser’s above elections are subject in each case to the following limitations:
               8.1.3.1 If the aggregate Title Value Impact of all Adverse Title Exceptions applicable to a single Site exceeds $60,000, then either Purchaser or Sellers may, at their sole discretion, within five (5) days of the Title Meeting, by written notice to the other Party, elect to delete such Site from the Assets, and the Purchase Price will be adjusted to remove the fair market value (to be established as set forth in Section 8.1.4) that such Site would have if there were no Adverse Title Exceptions applicable to such Site (the “Fair Market Value” of such Site). Upon deletion of any Site pursuant to this Section 8.1.3.1 or Section 8.1.3.2 below, neither Party will have any obligation to the other Party concerning such Site and the Site shall be treated as if it was never included as an Asset to this Agreement.

               8.1.3.2 In addition to the rights under Section 8.1.3.1 above, if the aggregate burden that would be borne by either Purchaser, on the one hand, or all of the Sellers, on the other hand, pursuant to Section 8.1.3 for all Sites exceeds $600,000, the Party that would otherwise bear such excess burden shall have the right, at their sole discretion, within five (5) days of the Title Meeting, by written notice to the other Party, to select one Site to be deleted which is affected by the Adverse Title Exceptions. If after such first deletion there still remains an aggregate burden in excess of $600,000, then the Parties will take turns in selecting the next Site to be deleted, starting with the Party that did not select the first Site to be deleted, until such burden has been reduced to or below $600,000 (unless the parties agree to another method of selecting the Site(s) to be deleted), and the Purchase Price will be adjusted to remove the Fair Market Value of such deleted Site(s).
          8.1.4 The Parties will use their respective commercially reasonable efforts to agree on the Title Value Impact of the Adverse Title Exceptions applicable to any single Site and, if a Site is deleted pursuant to this Section 8.1, to agree on its Fair Market Value. The Parties hereby agree that the Terminal has a Fair Market Value of $5,000,000. If the parties cannot agree on such Title Value Impact or Fair Market Value of any Site, then for Closing purposes only, the Parties agree to establish a tentative Title Value Impact and Fair Market Value. Unless the parties otherwise agree, the tentative Fair Market Value of a deleted Site will be $1,800,000. Notwithstanding the tentative determination to allow Closing to proceed without delay on account of the disagreement, either Purchaser or Sellers may refer the dispute for binding determination by a single appraiser experienced in the valuation of petroleum retail facilities mutually agreed by the Parties or, if they are unable to agree on such appraiser, such an appraiser appointed by the presiding officer of the Los Angeles office of JAMS/Endispute. If the appraiser determines different Title Value Impact and Fair Market Value of each Site than what the Parties had tentatively established for the Title Value Impact and Fair Market Value, the appropriate party shall promptly pay the other party the corresponding adjustment amount. No determination by the appraiser shall change the inclusion or deletion of any Site unless the parties otherwise agree.
          8.1.5 Any deeds of trust or mortgages recorded against or securing the Assets, and all prepayment fees or expenses owed to the beneficiaries thereof, shall be paid in full by Sellers prior to or concurrently with the Closing and all other monetary Liens shall be removed by Sellers prior to or at the Closing.
     8.2 Owner or Leasehold Policies of Title Insurance. At the Closing, Sellers shall cause Title Company to issue, as to each of the Sites, an ALTA extended coverage owner’s policy of title insurance (the “Title Policy”) in the amount of the portion of the Purchase Price allocated to the Site as agreed upon by the parties insuring Purchaser that, as of the date of the Closing, Purchaser is vested with fee simple title (as to Fee Sites) or a leasehold estate under the applicable Lease (as to Leased Sites) subject only to installments of real property taxes and other governmental assessments not delinquent and to the Permitted Exceptions. Sellers shall pay 80%, and Purchaser shall pay 20%, of the Title Policy premium for ALTA extended coverage, including any curative endorsements. If Purchaser desires noncurative endorsement(s) beyond ALTA extended coverage, Purchaser shall pay 100% of the incremental cost of such endorsement(s).

ARTICLE 9
RISK OF LOSS
     9.1 Casualty or Condemnation.
          9.1.1 In the event that, prior to the Closing Date, all or any portion of any Site is damaged or destroyed by fire or other casualty (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any person or entity authorized to exercise such rights (a “Taking”), Sellers shall promptly notify Purchaser thereof.
          9.1.2 If, in the good faith estimation of Purchaser, a Casualty will cost more than ONE HUNDRED THOUSAND DOLLARS ($100,000) to repair, or cannot be repaired within thirty days following the occurrence of the damage Purchaser may, at its option, (a) if Purchaser reasonably believes that reconstruction and/or repair will require 12 or more months to complete, elect to delete the Site subject to such casualty from the Assets, or (b) elect to proceed with the Closing and have all insurance proceeds payable by reason of such damage or destruction assigned to and paid to Purchaser or (c) elect to proceed with the Closing and deduct Purchaser’s reasonable estimate of the cost to repair or the reduction in market value from the Purchase Price and, in such case, Purchaser will have no right to insurance proceeds. In the event of damage or destruction costing less than $100,000 to repair, Sellers shall either effect the full repair of the same prior to the Closing or the Purchase Price applicable to the Site in question shall be reduced by the full amount necessary to effect such repair. If the parties cannot agree on the amount necessary to effect the repair and deduct from the Purchase Price, they shall retain a mutually agreed third party to establish such repair amount, and shall share equally the expense of such third party. The parties agree that the determination by such third party of the amount necessary to effect the repair and the deduction from the Purchase Price shall be deemed final by the parties hereto, however, if the parties are not able to mutually agree upon such third party, such amount and deduction shall be determined by means of the arbitration provisions of Article 27. Furthermore, if the repair amount is not agreed or established by two (2) days prior to Closing, the sum of One Hundred Thousand Dollars ($100,000) shall be deducted from the Purchase Price and when such repair amount is determined, either by agreement or by use of a third party, Purchaser shall immediately pay to Sellers the difference, if any, between the repair amount and $100,000. In the event that after Closing, the repair amount is determined to be in excess of $100,000, Sellers shall immediately pay to Purchaser the amount over $100,000.
          9.1.3 In the event a Taking is commenced or threatened against all of a Site, such Site shall be deleted from the Assets. In the event a Taking relates to only a portion of a Site, it shall not be excluded from the Assets, but Purchaser may, at its option (a) deduct from the Purchase Price Purchaser’s good faith estimate of the loss in value to such Site resulting from such partial Taking, or (b) have all condemnation proceeds payable by reason of such Taking assigned to and paid to Purchaser.
          9.1.4 If a Site, or Sites, is/are deleted from the Assets pursuant to the provisions of this Section 9.1, Exhibit A shall be appropriately amended, all real and personal property, including all Improvements, Appurtenances, Intangible Property, Books and Records and Inventory, associated with such Site(s) shall be Excluded Property of the type described in

Section 1.2, and the Purchase Price shall be reduced by the amount of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) per Site(s). Immediately after the Closing, the parties shall confer on the actual value of the deleted Sites and if they are unable to agree, either party can commence arbitration for determination of said values. For each deleted Site that the arbitration results in a determination or the parties agree that the value was greater than $1,800,000, Sellers shall immediately pay Purchaser the difference between $1,800,000 and the value determined in arbitration. For each deleted Site that the arbitration results in a determination or the parties agree that the value was less than $1,800,000, Purchaser shall immediately pay Sellers the difference between $1,800,000 and the value determined in arbitration.
     9.2 Risk of Loss. Subject to this Article 9, Sellers shall retain the risk of loss or damage with respect to each of the Assets until title passes, which shall occur at the Closing.
ARTICLE 10
CHANGES IN REPRESENTATIONS AND WARRANTIES
If either Sellers or Purchaser discovers on or before the Closing that any representation or warranty made by it or the other was or becomes not true and correct in any material respect, it shall so notify the other in writing. The representations and warranties made in this Agreement shall be deemed to be modified by any matter contained in such notice. In the case of any such change in the representations or warranties by Sellers, (a) if the cumulative changes so made would adversely affect the fair market value of the Assets as currently operated by ONE MILLION DOLLARS ($1,000,000) or more, Purchaser may object thereto by written notice to Sellers within ten (10) business days after receipt of the notice and (b) if the cumulative changes so made would adversely affect the fair market value of the Assets as currently operated by TWENTY-SEVEN MILLION SEVEN HUNDRED THOUSAND DOLLARS ($27,700,000) or more, Purchaser and Sellers shall each have the right to terminate this Agreement. If such objection notice is not given within the ten business day period, or the cumulative changes do not have such adverse effect, then such change shall not give rise to any right or remedy. If such objection notice is timely given and the effect of the cumulative changes on the operations of any Site or the adverse affect on the fair market value of the Assets exceeds such $1,000,000 amount, and Sellers determine that they cannot cure such adverse effect prior to the Closing applicable to the Site(s) in question by using commercially reasonable efforts, then the parties shall negotiate in good faith a reduction of the Purchase Price to fairly reflect the impact of the adverse change on the fair market value of the Assets. In the event that the parties are unable to agree on a reduction of the Purchase Price prior to the Closing, then the parties agree that either party shall have the right to elect either to (i) unless the Site has been deleted by either party pursuant to subparagraph (ii) below, submit the matter (that is, the amount that the Purchase Price should be reduced to reflect the diminution of the value of the Assets) to arbitration under Article 27 for resolution after the Closing or (ii) delete the Site(s) in question from the Assets, and the Purchase Price shall be reduced at the Closing for each such Site in the amount of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000); provided, further, in such event the parties hereto shall use their best efforts to reach an agreement on the amount that the Purchase Price should be reduced based on the value of the deleted Site(s) and if the parties hereto are unable to agree, either party may submit the matter to arbitration pursuant to Article 27 of the Agreement. In this event, if the arbitrator determines that any or all of the deleted Sites has a value of greater than $1,800,000 per Site, Sellers shall immediately pay Purchaser the amount of the difference for each such Site. However, if the arbitrator determines that any or all of the deleted Sites has a value of less than $1,800,000 per Site, Purchaser shall immediately pay Sellers the amount of the difference for each such Site (up to a maximum amount of $1,800,000 per Site).
ARTICLE 11
RECORDS
     11.1 Sellers’ Rights to Records. Sellers shall retain originals of any records regarding the Assets for which it has any business, technical, tax, environmental or legal need, and Purchaser may make copies of such retained originals from time to time at Purchaser’s request before or after the Closing. To the extent that those records, or any other information made available to Purchaser before or after the Closing, contain proprietary business or technical information of Sellers or its Affiliates, Purchaser agrees to hold such records in confidence and limit their use to the Assets or as otherwise required by law or as necessary to enforce Purchaser’s rights under this Agreement.
     11.2 Preservation of Records. Purchaser and Sellers shall not destroy or otherwise dispose of any records acquired or retained hereunder for a period of five (5) years following the Closing Date (except as to tax records, for which the period shall be seven (7) years and except as to environmental records, for which the period shall be ten (10) years) or such longer period as is required by applicable regulations, laws, statutes, or court orders, except upon 30 days’ prior written notice by the Purchaser or Sellers to the other offering to ship such records to the other at the notifying party’s or parties’ cost and the other party’s or parties’ declining of such offer. During the specified period, Purchaser and Seller shall make such records available to the other or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with the record holder’s business operations. Without limiting the generality of the foregoing, Sellers shall consult and cooperate with Purchaser in preparing the business personal property tax statements (Form 571-1) to be filed by Sellers with respect to the Assets owned during 2007, and provide Purchaser with copies of such statements, together with the workpapers and asset listings relating to such statements.
ARTICLE 12
ACCESS TO ASSETS AFTER CLOSING
     Purchaser shall afford duly authorized representatives of Sellers, and other duly authorized prior owners, reasonable access to the employees and the Sites after the Closing with respect to any legal, technical, environmental or operational matter relating to (a) Sellers’ obligations under this Agreement, (b) the operation of the Sites before the Closing, and (c) Sellers’ removal of any Excluded Property from the Sites; provided in each case that Sellers, or the other prior owner, as the case may be, gives Purchaser reasonable prior written notice, and provided further that such access does not unreasonably interfere with Purchaser’s normal operations. Sellers shall indemnify, defend (with counsel reasonably satisfactory to Purchaser), protect and hold Purchaser and the Assets harmless from and against any and all loss, cost, damage, expense or liability arising out of the exercise by Sellers of the access rights granted in this Article. It is understood and agreed that Sellers shall remove all Excluded Property from the Sites within thirty (30) days after Closing.
ARTICLE 13
PURCHASER’S INSPECTIONS
     13.1 Access to Assets. From and after the Effective Date, Purchaser shall have the right, personally or through agents, employees, contractors, subcontractors and lenders, at Purchaser’s expense, to access the Sites and to inspect the same and all records maintained at the Sites, or at Sellers’ other offices, and to conduct such tests as Purchaser deems reasonably appropriate. Without limiting the foregoing, Purchaser shall have the right to inspect the major equipment at the Sites, including, but not limited to, product dispensers, pumps, card readers, air compressors, lifts, convenience store coolers, and air conditioners (collectively, “Major Equipment”). If Purchaser reasonably determines from its inspections that any of the Major Equipment is non-operational, Purchaser shall notify Sellers in writing prior to the Closing Date. Subject to Sellers’ right to reimbursement under Section 13.2, Sellers, at Sellers’ option, shall repair or replace such items noted as non-operational with items of equivalent utility, value and quality, at Sellers’ expense prior to the Closing Date.
     13.2 Post Closing Inspection of Assets. In the event that, following the Closing, Purchaser determines that Major Equipment is missing or previously identified repairs or replacements have not been made pursuant to Section 13.1, and Purchaser delivers written notice of the same to Sellers not later than fourteen (14) days after the Closing, Sellers shall repair or replace such Major Equipment at Sellers’ sole cost and expense. If Purchaser does not notify Sellers of any Major Equipment missing or repair not made pursuant to Section 13.1 within fourteen (14) days after the Closing in writing, Sellers shall not be obligated to replace or repair any Major Equipment. Purchaser shall reimburse Sellers up to $250,000 in the aggregate for Sellers’ costs and expenses resulting from Sellers’ repairs or replacements on Major Equipment for which notice has been given by Purchaser in compliance with Section 13.1 and this Section 13.2.
     13.3 Purchaser’s Right to Install Equipment on Sites. Purchaser shall have the right, after the Effective Date, personally or through agents, employees, contractors, or subcontractors, to enter the Sites, at Purchaser’s expense and at such times as are reasonably acceptable to Sellers following request to Sellers, to install telephone lines and other equipment, as needed to effect an orderly transition of operations after the Closing. Purchaser shall not unreasonably interfere with existing operations on the Sites. In the event that the Closing does not occur and Purchaser has installed equipment on any Site in accordance with this Section 13.3, Purchaser shall have the right, at Purchaser’s option: (a) to remove the equipment installed by Purchaser and restore the Site to its original condition at Purchaser’s sole cost; or (b) to transfer to Sellers for no consideration, without warranty, express or implied, title to any equipment installed by Purchaser, after which Sellers shall be solely responsible therefor.

     13.4 Purchaser’s Entry Shall be at Purchaser’s Sole Risk. Each entry by Purchaser or its representatives onto the Sites shall be at Purchaser’s sole risk, and Purchaser shall indemnify, defend, protect (with counsel reasonably satisfactory to Sellers) and hold Sellers and its Affiliates harmless from property damage or personal injury arising out of the exercise by Purchaser of the access rights granted in this Article 13.
     13.5 NO RELIANCE. NOTWITHSTANDING THE FOREGOING, PURCHASER AGREES THAT IT CANNOT AND WILL NOT RELY ON ANY STATEMENT MADE DURING ITS ACTIVITIES CONDUCTED PURSUANT TO THIS ARTICLE UNLESS SUCH STATEMENT IS MADE BY AN OFFICER OF A SELLER OR IS REDUCED TO WRITING AND INCORPORATED IN THIS AGREEMENT BY AMENDMENT.
ARTICLE 14
COVENANTS
     14.1 General. Except as contemplated in, or provided for by this Agreement or as required by any applicable law, from the Effective Date until the Closing, Sellers agrees and covenants that (a) the business operations of the Assets shall be conducted only in the ordinary course of business, consistent with its past practice, including the performance of routine repairs and maintenance in accordance with normal schedules and sound management practice, and (b) without limiting the foregoing, Sellers shall not (i) sell, mortgage, or otherwise transfer or convey any portion of the Assets other than the sale of Inventory in the ordinary course of business consistent with previous practice, (ii) except in the ordinary course and consistent with past practice in the conduct of the business operations of the Assets, amend, modify, terminate or suspend any of such operations (except in immaterial respects); (iii) except in the ordinary course and consistent with its past practice in the conduct of such operations, waive or relinquish any right (except in immaterial respects) under any Lease, Contract, Permit or applicable law, (iv) enter into any material service, management or other contract relating to the Assets outside the ordinary course of business, which will survive the Closing without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed, (v) permit or suffer to exist any encumbrance, charge or lien to be placed or claimed upon or against the Assets unless such encumbrance, charge or lien has been previously approved in writing by Purchaser or unless such monetary encumbrance, charge or lien will be removed by Sellers prior to the Closing, (vi) hire any employees to work on operations of the Sites outside of hires in the ordinary course of business, (vii) amend in any material respect, when taken as a whole, any Lease or Contract or any other material contract or agreement related to the Assets or the operations of the Sites or terminate any Lease or Contract or any other material contract or agreement before the expiration of the term thereof, other than to the extent any such Contract or material contract or agreement terminates or is terminable pursuant to its terms in the ordinary course of business, or (viii) enter into any Lease or Contract or any other material contract related to the Assets or the operations of the Sites that will survive the Closing.
     14.2 Operation Pending Closing. With respect to the Assets, between the Effective Date and the Closing Date, Sellers shall not permanently close any of the service stations on the Sites, without Purchaser’s previous written approval. Notwithstanding the foregoing, Sellers may close any service station temporarily to repair or rebuild the improvements therein. Sellers covenant to use reasonable commercial efforts to maintain the current operations on, and the repair and maintenance of, the Sites between the Effective Date and the Closing; provided, moreover, Sellers covenants to continue to utilize its same pricing structures to remain similarly competitive in the respective marketplaces. Sellers shall operate the Assets and conduct the Sellers’ operation of business at and from the Assets without violating in any material respect, any judgments, orders, injunctions, statutes, rules, regulations or other legal requirements applicable to, or required in connection with, the Assets, including the Petroleum Marketing and Practices Act, 15 U.S.C.A. sec. 2801 et seq., the California Franchise Investment Law, California Corporations Code sec. 31000 et seq. and the California Business and Professions Code Division 8, Chapters 5.5 (Franchise Relations Act), 7.5 (Franchises) and 7.8 (Franchise Dealers Fair Practices).
     14.3 No Further Marketing of Assets. From and after the Effective Date, and for so long as this Agreement is in effect, Sellers shall not (i) market the Assets to any third party, (ii) facilitate and/or cooperate with any due diligence of the Assets by any third party or (iii) engage in any negotiations for the sale of the Assets to any third party.
     14.4 Pre-Merger Notification. The consummation of the transactions contemplated by this Agreement is subject to the pre-merger notification requirements of Section 7A of the Clayton Act (15 U.S.C. § 18a) as enacted by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”). Sellers and Purchaser shall cooperate and promptly undertake all filings and other actions as may reasonably be required to comply with such requirements. Both parties shall use their best efforts to assure that such filings are made no later than 30 days after the execution of this Agreement. The Purchaser and Sellers shall cooperate in responding to any requests for information from any federal or state agency reviewing the transaction and shall cooperate with respect to meetings with any agency. Purchaser and Sellers shall notify each other orally or in writing of agency meetings with respect to the transaction as well as the topics to be discussed at such meeting as promptly as practical after the scheduling of such meeting, and for agency meetings which both Purchaser and Sellers are invited to attend, the parties will cooperate with respect to such meeting. Neither Party shall attend any meetings with an agency without a representative of the other Party unless the agency requests such a private meeting. Purchaser shall pay all Hart-Scott-Rodino Act filing fees for the Parties. Purchaser and Sellers (subject to reimbursement as set forth below) shall each pay all of their respective legal and consultant expenses relating to federal or state agency review of the transaction, including communications with the staff and attendance at hearings and related matters, provided that Purchaser will reimburse Sellers for up to ONE HUNDRED THOUSAND DOLLARS ($100,000) of Sellers’ reasonable out-of-pocket expense for fees and expenses of Sellers’ outside counsel and outside consultants provided that such counsel and/or consultants have been approved by Purchaser. Without limitation on the generality of Article 3, Purchaser may either terminate this Agreement or elect to contest such litigation, upon written notice to Sellers, if the Federal Trade Commission or the Antitrust Division of the Department of Justice or the Office of the Attorney General of any State authorizes the filing of a suit to challenge the transactions contemplated hereby. If litigation is initiated by any government agency, and Purchaser elects to contest such litigation, then Purchaser shall assume all responsibility for contesting such litigation and shall pay all legal fees and expert costs incurred in such litigation by either party; provided that Purchaser shall take the lead in such litigation and Sellers shall cooperate fully with Purchaser’s defense of any such litigation. In the event that the Antitrust Division of the Department of Justice or the Federal Trade Commission makes a request, authorized by Section 7A(e) of the Clayton Act, for additional information or documentary materials from either or both of the parties hereto, commonly referred to as a “second request” (a “Second Request”), Purchaser may elect, by giving written notice to Sellers within twenty (20) days after receipt of such request, to terminate this Agreement or extend the Termination Date (as defined in Section 19.1) to October 1, 2007. (Purchaser may also elect to do neither.) If Purchaser does not elect to terminate the Agreement, the Earnest Money Deposit shall not be refunded upon any subsequent termination of this Agreement for any reason whatsoever other than any termination proximately caused by Sellers’ breach hereof (in which case it shall be refunded). Notwithstanding anything in this Agreement, if the Closing occurs, the Earnest Money Deposit shall be creditable against the Purchase Price.
     14.5 Financial Reports. From the Effective Date to the Closing Date, Sellers shall deliver to Purchaser monthly financial reports in substantially the same format as the Financial Statements promptly after the end of each month.
     14.6 Construction Projects. With regards to the construction projects identified on Schedule 5.5, Sellers covenant to notify Purchaser of the descriptions of such projects in detail reasonably acceptable to Purchaser within ten days of the Effective Date. Thereafter, Purchaser shall have the right to audit the Sites subject to the construction projects or any documentation related to such construction projects. Sellers will proceed with or halt such construction projects in a reasonable manner and in the ordinary course of business consistent with past practice. If the Closing is completed, Purchaser will reimburse Sellers for 110% of the costs associated with such construction projects between the Effective Date and the Closing (the “Construction Costs”) as promptly as practicable after post-Closing receipt of a statement of the Construction Costs from Sellers and supporting evidence of such Construction Costs reasonably satisfactory to Purchaser. The payment of the Construction Costs by Purchaser will be deemed to be an adjustment to the Purchase Price.
     14.7 Ethanol Purchase. Sellers or Affiliates of Sellers or successors of either currently have an ethanol plant under construction in or near Pixley, California. Reasonably in advance of the commencement of such plant’s commercial operations, representatives of Purchaser and Sellers shall meet, negotiate and attempt to mutually agree upon the terms of an ethanol purchase agreement in form and substance satisfactory to Purchaser and the vendor.
ARTICLE 15
PUBLICITY; CONFIDENTIALITY
     Other than for an appropriate public announcement by each party on the date of execution of this Agreement, which may contain price and limited major material terms of the transaction, at no time prior to the Closing will Purchaser or Sellers make any press release or other public statement concerning this Agreement or the transactions contemplated hereby, or disclose the terms hereof or thereof to any third party (other than the attorneys and consultants working on the transactions governed by this Agreement), except with the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the other, or as required by law or regulation (including attachment of this Agreement as an exhibit to any filing pursuant to the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended), or in connection with any Permit application in furtherance of this Agreement, or in connection with any judicial action to enforce this Agreement. Except as provided herein, no public statement or third-party disclosure will be made by the Purchaser or Sellers unless the other is first provided the language of the proposed statement for its review and afforded a reasonable time to comment. Purchaser shall have the right to make disclosures regarding this Agreement in any filings required by the Securities and Exchange Commission or required by the rules of the Securities and Exchange Commission or New York Stock Exchange without review or consent by Sellers. Purchaser and Sellers agree to keep the terms of this Agreement and all Exhibits confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective counsel, auditors, accountants, agents, advisors, lenders, and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons and entities agree to keep the terms of this Agreement and Exhibits confidential)) and as except to the extent made public in a public statement as provided in this Article 15.
ARTICLE 16
EMPLOYEES AND BENEFITS
     16.1 Employees in General. Within 15 days after the Effective Date, Seller will deliver, and the parties shall attach as Exhibit AA, a list of all active employees at each of the Sites who work full or part time as managers, assistant managers, cashiers, coffee bar personnel and similar positions below the managers (“Station Employees”). Such list shall be updated by Sellers as necessary at any time prior to Closing. Sellers also have employees employed at its corporate office or in the field in various capacities, including auditors, supervisors, construction personnel, repair and maintenance personnel and other employees who do not work directly at a Site (collectively, “Corporate Employees”).
          16.1.1 Offer of Employment. Purchaser shall offer regular, full-time employment to all active, regular, full-time Station Employees and regular, part-time employment to all active, regular, part-time Station Employees, in each case who are employed by Sellers immediately prior to the Closing, unless Sellers agrees with Purchaser that certain employees can be excluded from the offer of employment. Purchaser may at its election, but shall not have any obligation to, offer employment to one or more Corporate Employees.
          16.1.2 Salaries and Wages. Purchaser shall employ the hired Station Employees at the same or, in the sole and absolute discretion of Purchaser, greater salaries or wages as were paid by Sellers immediately prior to the Closing. Where Purchaser has an executive incentive program or other bonus program, Purchaser shall include in such program the hired employees, in the same manner as similarly situated employees of Purchaser hired at the Closing Date.

          16.1.3 Benefit Level. Purchaser shall provide the hired Station Employees with employee benefits that are substantially similar to those benefits currently provided by Purchaser to its similarly situated employees.
          16.1.4 Service Credit. Each hired Station Employee shall receive credit for service from the date of employment by Sellers or any predecessor in ownership of the Sites, which date is identified in Exhibit AA, for all purposes, including, but not limited to, vesting, eligibility, and benefit level (but not for purposes of the accrual of benefits under any defined benefit pension plan) purposes under all of Purchaser’s employee benefit plans, policies, and programs provided to its similarly situated employees.
          16.1.5 Medical Plan and Dental Plan. Purchaser shall offer such medical plan and dental plan to the hired Station Employees as are currently offered to similarly situated employees of Purchaser as of the Closing in such a way as to maximize the likelihood of uninterrupted coverage of all hired Station Employees and eligible dependents. To the extent reasonably available to Purchaser under its existing medical plan and dental plan, hired Station Employees (i) shall be granted credit for any deductible and co-payment amounts paid by such Station Employees during the plan year in which the applicable Closing occurs, and (ii) shall not have pre-existing conditions excluded to the extent such conditions are otherwise covered under Purchaser’s plans. Notwithstanding any contrary provisions of this Agreement unless otherwise determined in the sole discretion of Purchaser, Purchaser is not obligated to provide retiree medical benefits to any of the employees except, if at all, under and subject to such terms as it may decide.
     16.2 Temporarily Inactive Employees. As of the Closing Date, all right to retain a Station Employee who, as of the Closing Date, is not an active employee due to a short-term disability or other leave of absence (other than for long-term disability), if any, shall be with Purchaser and not with Sellers. Purchaser shall offer employment to such temporarily inactive employees who applies for employment with Purchaser to the extent required by applicable law.
     16.3 Terms of Employment. Sellers shall use commercially reasonable efforts to retain all Station Employees to be hired by Purchaser in their current positions up to the Closing, on the current terms of employment. Nothing in this Agreement shall (i) prevent Purchaser from exercising any reserved right contained in any of its employee benefit plans to amend, modify, suspend, revoke or terminate any such plan, so long as employees who are hired by Purchaser and remain in the employment of Purchaser are treated no less favorably than similarly situated employees of Purchaser, (ii) apply with respect to any equity-based compensation scheme of Purchaser, or (iii) require Purchaser to assume any obligation or liability with respect to any of Sellers’ existing employee benefits and pension plans, agreements, arrangements, or plans, whether or not subject to ERISA. Nothing in this Agreement shall be construed to be a guarantee of an employee’s continued employment with Purchaser.
     16.4 Vacation Liability. Purchaser shall assume no liability for the vacation entitlement of employees who become employees of Purchaser for vacation time accrued prior to the Closing. Sellers shall pay off all such accrued vacation liability concurrently with the Closing. Sellers shall indemnify and hold Purchaser harmless from and against any such accrued vacation liability. Purchaser shall provide each Station Employee who is hired by Purchaser with unpaid time off equal to the vacation entitlement that Sellers pay off to the employees at the Closing. From and after the Closing, each hired Station Employee shall be eligible for paid vacation from Purchaser in accordance with Purchaser’s vacation program for new employees. For purposes of determining future vacation entitlement with Purchaser following the Closing, each hired employee shall receive credit for service from the date of employment by Sellers or any predecessor in ownership of the Sites as set forth in Section 16.1.4.
     16.5 Pension Plans.
          16.5.1 Defined Contribution Plan. Purchaser agrees to accept into Purchaser’s 401(k) plan direct rollovers and elective transfers satisfying the requirements of Treasury Regulations Section 1.411(d)-4 Q&A-3(b)(l) of hired Station Employees’ account balances (including pre-tax and post-tax contributions and loan balances) from Sellers’ savings plans for any hired Station Employee who so elects. Purchaser will have no obligation with respect to amounts attributable to Sellers’ savings plan other than acceptance of direct rollovers and elective transfers described above requested by hired Station Employees.
          16.5.2 Sellers’ Representation. Sellers represent to Purchaser that:
               16.5.2.1 Neither Sellers nor any person who is or was a member of a “controlled group” with Sellers within the meaning of Section 4001(a)(14) of ERISA maintains or contributes to (or has maintained or contributed to) any employee benefit pension plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and that could result in any liability on the part of Purchaser.
               16.5.2.2 Sellers, and each person who is or was a member of a “controlled group” with Sellers within the meaning of Section 414 of the Code, and each group health plan of any such person, have complied in all material respects with the medical insurance coverage continuation requirements of Title I of ERISA and analogous state law (“COBRA continuation coverage”).
               16.5.2.3 Each of Sellers’ savings plans has been determined to qualify under Section 401(a) of the Code and to Knowledge of any Seller nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification. Sellers have delivered to Purchaser the most recently received IRS determination letter in respect of each of Seller’s savings plans.
     16.6 Workers’ Compensation and Employment-Related Claims. Sellers agree that, with respect to claims for workers’ compensation arising out of events occurring prior to the Closing and all employment-related claims, including any arising under Sellers’ employee benefit programs, by, or in respect of, persons employed by Sellers at the Assets arising out of events occurring prior to the Closing, regardless of whether such employment had terminated and regardless of whether such employee is employed by Purchaser, whether reported or unreported as of the Closing, and whether insured or uninsured (including, but not limited to, workers’ compensation, compensation, retirement, life insurance, medical and disability programs), Sellers shall, at their own expense, honor, or cause their insurance carriers, if any, to honor, such claims (to the extent and in proportion to any injury or obligation incurred prior to Closing) in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes, including any construction of such terms or conditions ultimately made by any court or administrative body having jurisdiction therefor. Without limiting the scope of the preceding sentence, Sellers shall be responsible for any and all claims and liabilities arising out of or relating to (i) the employment of the employees or any former employees of Sellers, including without limitation any pending employment related claims or actions, (ii) the discharge by Sellers of any such employee or former employee of Sellers, and (iii) the provision of any employee benefits to such employees, former employees, retirees, or disabled employees of Sellers (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to, by Sellers (including without limitation the provision of COBRA continuation coverage). Purchaser shall be responsible for all workers’ compensation claims for industrial injuries and illnesses of employees hired by Purchaser occurring on or after the Closing.
     16.7 Pay Employees Until Closing. Sellers will pay all wages, salaries, bonuses and other sums due each employee through the close of business on the day prior to the Closing. For those employees whose shift begins the day prior to Closing but does not end until day of Closing, Sellers shall pay the full shift of such employees.
     16.8 Change in Employee Compensation. Sellers will not increase the rate of compensation paid, or pay any bonus, to employees, except for those increases or bonuses made in the ordinary course of business consistent with Sellers’ past practices. Sellers agree to notify Purchaser of any increases or bonuses given.
     16.9 Transition of Employees. From and after the execution of this Agreement and continuing after the Closing Date, Purchaser and Sellers shall cooperate to ensure an orderly transition of the Station Employees who accept employment with Purchaser.
     16.10 No Direct Benefit or Right of Action Conferred. The rights and obligations conferred by this Article 16 constitute contractual obligations of Sellers and Purchaser to one another, and are not intended to confer on any employee or other third party any direct benefit or right to enforce.
ARTICLE 17
INVENTORY PROCEDURES
     The Inventory Price shall be determined by extending the physical inventory at the valuation methods set forth in Exhibit BB. At the Closing, Purchaser shall pay Sellers the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) on account of petroleum inventory and THREE MILLION DOLLARS ($3,000,000) on account of merchandise Inventory (the sum of such amounts, or $6,500,000, is referred to as the “Estimated Inventory Price”). On the day of the Closing or such other dates as may be mutually agreed by the parties, Purchaser and Sellers shall conduct or cause to be conducted an inventory audit or review (the “Inventory Review”) of all Inventory located on the Sites in accordance with the procedures set forth in Exhibit BB attached hereto. Purchaser and Sellers recognize that to inventory all Sites could take up to three (3) or more days and the procedure is designed to recognize this possibility. Based on the Inventory Review, Purchaser and Sellers shall compute the final Inventory Price. At the Closing, Purchaser shall wire transfer to Sellers the Estimated Inventory Price, with such amount consisting of the estimate for merchandise and the estimate for petroleum products. In the event that, upon completion of the Inventory Review, Purchaser and Sellers cannot agree on the proper Inventory Price, and related adjustment necessary due to the payment by Purchaser of the Estimated Inventory Price, Purchaser shall immediately pay Sellers by wire transfer the lower of the two amounts that Purchaser and Sellers contend to be the proper Inventory Price, after first deducting the Estimated Inventory Price payment previously made and contingent upon the lower of the two amounts being greater than the Estimated Inventory Price. If the lower of the two amounts is less than the Estimated Inventory Price, Sellers shall immediately pay Purchaser such difference in amounts by wire transfer. If Purchaser and Sellers are unable to resolve the dispute regarding the Inventory Price, the same shall be submitted to arbitration in accordance with the provisions of Article 27. Upon resolution of the dispute, whether by negotiation or arbitration, Sellers or Purchaser, as appropriate, shall immediately pay, or retain, as applicable, the appropriate amount as determined by the arbitrator or through negotiation. To the extent that Purchaser and Sellers retain third parties to conduct one or more of the Inventory Reviews, Purchaser shall pay the fees and expenses of such third parties. Purchaser and Sellers shall mutually agree to any third parties and shall mutually agree if the Inventory Review at any Site is not to be conducted by a third party.
ARTICLE 18
TANK AND CONTAINMENT SYSTEM TESTING
     18.1 Tank Tightness Certification. Sellers covenants to use commercially reasonable efforts to deliver to Purchaser a certification, certificate or both (“Certification Documentation”) for each and every one of the Sites, which Certification Documentation is the most recent certification issued prior to the Closing by, as appropriate, a state or federal licensed tester demonstrating that the underground fuel tanks and the fuel lines located at each of the Sites is in compliance with applicable Environmental Law leak detection requirements and secondary containment testing (“Tightness Certification”). Sellers shall deliver the most recent Certification Documentation no more than 4 weeks before Closing, and in no event shall a Tightness Certification be dated prior to August 1, 2006. In the event that Sellers are unable to obtain a Tightness Certification dated on or after August 1, 2006 for every Site as of the Closing Date, Purchaser shall attempt to obtain a Tightness Certification post-Closing. Seller shall reimburse Purchaser for the costs associated with obtaining such Tightness Certification post-Closing and the costs of all repairs necessary to obtain such Tightness Certification as promptly as practicable after Purchaser delivers to Sellers invoices for such certification and repairs, but shall have no obligation to Purchaser for damages for lost profits. Purchaser and Sellers shall cooperate in good faith in order to obtain the Tightness Certification, including granting access to the other as necessary. Nothing in this Article 18 shall be construed to limit the rights and obligations of the parties as contemplated in Article 7.

ARTICLE 19
TERMINATION
     19.1 Termination. This Agreement may be terminated (i) by mutual agreement of the parties, (ii) by any party in the event the Closing has not occurred by July 1, 2007, or October 1, 2007 if Purchaser has made the election set forth in Section 14.4 (as applicable, the “Termination Date”), (iii) by Purchaser in the event of any material breach by any Seller of the covenants, representations and warranties of Sellers in this Agreement which remains uncured thirty (30) days after Purchaser gives notice thereof, (iv) by any Seller in the event of any material breach by Purchaser of the covenants, representations and warranties of Purchaser in this Agreement which remains uncured thirty (30) days after a Seller gives notice thereof or (v) as otherwise contemplated by the terms of this Agreement. In the event of any termination in accordance with this Section 19.1, the parties shall have no further obligations under this Agreement, and all documents and funds deposited in the Escrow shall be returned to the depositing party within 5 business days, but such termination and/or return shall not affect any claims for breach of this Agreement arising prior to such termination. For the purposes of this Section 19.1 only, the term “material” shall be applied with respect to the Assets as a whole and not with respect to any individual Sites or Assets or any group thereof other than all of them, and “material” breaches of representations, warranties, covenants and agreements shall be those resulting in losses, penalties, costs, expenses, damages and liabilities of $27,700,000 in the aggregate.
ARTICLE 20
TRANSFER OR ISSUANCE OF PERMITS AND ASSIGNMENT OF CONTRACTS
     20.1 Transfer of Permits. It shall be Purchaser’s responsibility to seek the issuance or transfer of all environmental and other Permits; provided, however, that Sellers shall cooperate with any efforts of Purchaser, before and after Closing, to complete the actions required in connection with transferring or obtaining the issuance of all such Permits, including, Sellers’ right, title and interest in all operating permits, including beer and wine licenses, where applicable. To the extent Sellers’ cooperation would involve any material out-of-pocket expense, Sellers may condition their obligation with respect to such cooperation on Purchaser’s prior approval of and agreement to reimburse Sellers for such out-of-pocket expense.
     20.2 Delays in Transfer or Issuance of Permits or Assignment of Contracts. If there are prohibitions against, or conditions to, the conveyance of any Contracts or Permits without the prior written consent of third parties, then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to, or assignment of, such Contracts or Permits pursuant to this Agreement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies. When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable law, the assignment of such Contracts or Permits shall become effective automatically as of the Closing Date, without further action on the part of Sellers or Purchaser and without payment of further consideration. Each of Sellers and Purchaser agrees to use its commercially reasonable efforts to obtain satisfaction of any consent requirement on a timely basis; provided that Sellers shall not be obligated to expend any moneys in connection with satisfying any such consent requirement other than to cure existing defaults or to satisfy pre-Closing obligations. To the extent that any consent requirement for any Contract or Permits, or any required replacement Permit issued to Purchaser, cannot be obtained, Sellers will, upon request of Purchaser and at Purchaser’s expense, use its commercially reasonable efforts (without infringing upon the legal rights of any outside party or violating any applicable law) to provide Purchaser with the benefits of such Contracts or Permits or equivalent contracts or permits effective as of the Closing Date, provided Purchaser assumes all responsibilities, liabilities, costs and expense under any such Contracts or Permits with respect to the period after the Closing.
ARTICLE 21
TAXES AND PRORATIONS
     21.1 Documentary Transfer Taxes and Certain Fees.
          21.1.1 Sellers on the one hand and Purchaser on the other hand shall each pay one-half of (i) all real estate transfer tax imposed on the consideration from conveyance of real property under this Agreement and (ii) all recording, filing and escrow fees and closing costs imposed in connection with the conveyance of real property under this Agreement.
     21.2 Other Taxes.
          21.2.1 Sellers shall pay when due all sales, use, gross receipts or excise taxes and any environmental fees imposed upon the transfer of any part of the Assets pursuant to this Agreement, and shall deliver to Purchaser written evidence of such payment. Sellers shall indemnify and defend Purchaser and its Affiliates against, and shall hold them harmless from, and pay, any and all liabilities arising out of or resulting from any failure to pay any such taxes when due.
          21.2.2 It is understood between Sellers and Purchaser that the consideration from the sale of certain of Sellers’ tangible personal property may be exempt from California sales tax as sale for resale as defined under California Revenue and Taxation Code Sections 6091-6092. Sellers and Purchaser agree to cooperate with each other to the extent possible to substantiate any values or claimed exemptions as required by the State of California. Purchaser shall provide to Sellers at the Closing a Resale Exemption certificate regarding the Inventory.
          21.2.3 Sellers and Purchaser will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of Returns, or the conduct of an audit or other proceeding in respect of taxes.
     21.3 Prorations. The following prorations shall be made as of the date of Closing on the basis of a 365 day year:
          21.3.1 For Fee Sites, real estate taxes shall be prorated as of the Closing based on the most recent tax statement ,for the Site. If such proration is not made on the basis of the current tax year, or if supplemental taxes are assessed after the Closing for the period prior to the Closing, the parties shall make any necessary adjustments after the Closing by cash payment to the party entitled thereto so that Sellers shall have borne all taxes allocable to the period prior to the Closing and Purchaser shall bear all taxes allocable to the period after the Closing.
          21.3.2 For Leased Sites, rent and other payments due under the Lease shall be prorated as of the Closing in the same manner as set forth in Sections 21.3.1 and 21.3.4.
          21.3.3 Nonreimbursable utilities and operating expenses of the Sites shall be prorated as of the Closing on the assumption that utility charges were uniformly incurred during the billing period in which the Closing occurs.
          21.3.4 Personal property taxes shall be prorated as of the Closing based on the most recent tax statements. If such proration is not made on the basis of the current tax year, or if supplemental taxes are assessed after the Closing for the period prior to the Closing, the parties shall make any necessary adjustments after the Closing by cash payment to the party entitled thereto so that Sellers shall have borne all taxes allocable to the period prior to the Closing and Purchaser shall bear all taxes allocable to the period after the Closing.
          21.3.5 Prepaid expenses (including royalty payments) attributable to the Assets and payments due under the Contracts shall be prorated based on a schedule approved by Purchaser and Sellers.
     21.4 Proration Schedule. The parties hereto and Escrow Holder shall use their respective best efforts to prepare and distribute among them a closing prorations schedule not later than seven business (7) days before the Closing.
ARTICLE 22
LIQUOR LICENSE TRANSFERS
     22.1 Procedure. Attached hereto as Exhibit CC is a list of all beer and wine licenses and liquor licenses held by Sellers for the Sites (the “Liquor Licenses”). Purchaser shall pay Sellers $1,000 for each of the Liquor Licenses at the Sites; such amount is included within the Purchase Price (the “License Consideration”) and shall be withheld at closing to make payments as required pursuant this Article 22. Unless otherwise required by the laws of the jurisdiction where the Site is located, there shall be no separate escrow for the License Consideration and the Liquor Inventory, except for the License Consideration and Liquor Inventory for California Sites Nos. 291, 292, 293, 294, 295, 837 and 850 which have liquor licenses (rather than merely beer and wine licenses). The Parties agree that for California Sites, if permitted pursuant to California Business and Professions Code Section 24074.4, Sellers may deliver to the California Department of Alcohol Beverage Control a guaranty to Sellers’ creditors in conformity with such Section 24074.4 duly executed by USA Petroleum Corporation and that all claims of Sellers’ creditors with respect to Liquor Inventory shall first be satisfied pursuant to such guaranty. If any governing law requires an escrow for the transfer of a Liquor License and Liquor Inventory, without any alternative method (e.g. guaranty) agreeable by Sellers, then Sellers and Purchaser shall establish a separate escrow with Alcoholic Beverage Consulting

Service (“ABC”) or, if such company is unable to provide services outside of California, such other escrow holder(s) as may be agreeable to the Parties (“ABC Escrow Holder”) into which the License Consideration and the Liquor Inventory consideration shall be deposited. Sellers and Purchaser hereby instruct the ABC Escrow Holder to use the License Consideration and the Liquor Inventory consideration to pay claims of Sellers’ creditors in compliance with applicable law. Sellers shall use their best reasonable efforts and shall take all actions reasonably required or necessary to facilitate the transfer of the Liquor Licenses to Purchaser. If Sellers is unable to transfer the Liquor License for any of the Sites on the date of Closing for the Site, then (i) Sellers shall transfer possession of (but not title to) the Liquor Inventory at the such Site(s) to Purchaser on the applicable Closing date for the Site(s), which Purchaser shall hold for Sellers as a bailee, and (ii) if there is no escrow, Purchaser shall hold the License Consideration and the Liquor Inventory consideration for Sellers or, if there is an escrow, the ABC Escrow Holder shall retain in escrow the portion of the License Consideration and the Liquor Inventory consideration attributable to such Site(s). Sellers shall transfer title to the Liquor Inventory at each Site to Purchaser upon completion of transfer of the Liquor License for the Site. Upon such transfer, Purchaser or the ABC Escrow Holder, as applicable, shall distribute to Sellers the License Consideration and the Liquor Inventory consideration for the Site, less any amounts paid to creditors under this Article 22. Purchaser’s obligation to consummate the purchase and sale of the Assets is not conditioned upon transfer of the Liquor Licenses or the Liquor Inventory; provided, however, that the closing of the purchase and sale of the Assets shall be a condition precedent to transfer of the Liquor Licenses and the Liquor Inventory. In the event that any of the Liquor Licenses are not transferred on or before the date three months after the Closing Date for any Site, then (i) to the extent previously deposited by Purchaser with escrow, ABC Escrow Holder shall return the License Consideration and the Liquor Inventory consideration for the particular Sites to Purchaser (without interest) and neither Party shall have any further obligation with respect to the transfer of the Liquor Licenses for the affected Sites and (ii) Purchaser shall either return to Sellers the Liquor Inventory held by Purchaser as a bailee from the date of Closing or pay to Sellers the cash value of the Liquor Inventory (without interest) as of the date of Closing for the affected Sites. All escrow costs shall be divided equally between Sellers and Purchaser. Purchaser shall be responsible for all license fees and transfer fees in connection with the transfer of the Liquor Licenses.
ARTICLE 23
ESTOPPEL CERTIFICATES
     23.1 Estoppel Certificates. For each Leased Site, Sellers shall, as a condition to the Closing, obtain from the Landlord a full and complete estoppel certificate (each, an “Estoppel Certificate”) substantially in the form attached hereto as Exhibit J, duly executed by the Landlord and certifying for the benefit of Purchaser (i) that the Lease is in full force and effect, (ii) that there are no defaults on the part of Sellers or the Landlord, (iii) the current monthly rent due under the Lease, (iv) the date to which all rents have been paid, (v) that, if required under the terms of the Lease, the Landlord consents to the assignment of the Lease to Purchaser, and (vi) such other matters as Purchaser may reasonably request. Notwithstanding the foregoing, Sellers shall be deemed to satisfy the closing condition described in Section 3.4.1.6 and this Article 23 if Estoppel Certificates are not obtained for ten or less Leased Sites by Closing and Sellers deliver a certification pursuant to Section 23.2 for each such Leased Site for which an Estoppel Certificate is not obtained.
     23.2 Sellers’ Certifications in Lieu of Estoppel Certificates. In the event that, despite good faith efforts, Sellers are unable to obtain an Estoppel Certificate from one or more of the Landlords, Sellers may deliver, with respect to no more than ten Sites in the aggregate, a certification in lieu of an Estoppel Certificate, executed by a duly authorized officer of a Seller, setting forth the matters required to be included in the Estoppel Certificate. Without limiting any other requirement hereunder, such certification in lieu of an Estoppel Certificate shall constitute a representation by Sellers that the matters set forth therein are true, complete and not misleading.
ARTICLE 24
ASSIGNMENT
     24.1 Limitation on Assignment. Except as may be necessary in order to effect a like-kind exchange pursuant to the terms of Article 25, Sellers shall have no right to assign all or any part of this Agreement without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in Purchaser’s sole and absolute discretion. In addition to such assignments as may be necessary in order to effect a like-kind exchange pursuant to the terms of Article 25, Purchaser may assign its rights under this Agreement or designate a nominee to take title to the Assets to any Affiliate of Purchaser without the consent of Sellers by delivering written notice of such assignment or nomination to Sellers and Escrow Holder together with an assignment and assumption agreement substantially in the form attached hereto as Exhibit DD. For purposes of this Section 24.1 only, “Affiliate” shall mean, as used with respect to any Person (as defined below), any other Person or Persons directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “Person” or “Persons” shall mean any individual, corporation, partnership, limited liability company, trust, or other legal entity and the term “control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person or Persons, shall mean (x) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person or Persons, whether through the ownership of voting securities or by contract or otherwise and/or (y) ownership in such Person or Persons of fifty-one percent (51%) or more of all equity, capital and profit interests. In any assignment under this Agreement, the assignor shall bind the assignee in respect to such assigned interests to assume the obligations of assignor under this Agreement. Otherwise, Purchaser shall not have the right to assign its interest in this Agreement or designate a nominee to take title to the Assets without obtaining the prior written consent of Sellers, which consent shall not be unreasonably withheld. In this regard, in the event that Sellers fails to respond within five (5) business days following such request for consent, then Sellers shall be deemed to have provided such consent. To the extent any assignment of Purchaser’s interest in this Agreement is consented to by Sellers or permitted by this provision, the term “Purchaser,” as used in this Agreement, shall include such permitted assignee. Any assignment permitted hereunder shall not relieve the assignor of its obligations hereunder, including but not limited to the indemnities and other covenants in this Agreement, and shall not delay the Closing in any way. Any assignment document shall provide that assignor is not relieved of its obligations as set forth in this Agreement.
     24.2 Scope of Permitted Assignments. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be binding upon the parties and their respective heirs, legal representatives, successors and assigns, except that any such assignment shall not relieve the assigning party of its obligations hereunder. This Agreement is not intended to, and does not create, any rights in any third parties.
     24.3 Post-Closing Assignments. After the Closing, upon the sale of any or all of the Sites, Purchaser, and Purchaser’s successors in interest shall have the right from time-to-time to transfer any rights accruing to the benefit of Purchaser, or Purchaser’s successors, as applicable, hereunder, that survived the Closing, including, without limitation, Sellers’ environmental obligations related to the Assets as set forth in Article 7 herein. Likewise after the Closing, upon the sale of any or all of the Sites, Purchaser, and Purchaser’s successors in interest, shall obligate and bind any subsequent acquirer of any or all of the Sites, to assume Purchaser’s obligations as set forth in this Agreement in respect to such Site or Sites. Upon the request of Purchaser, or Purchaser’s successors in interest, as applicable, Sellers shall issue a certificate for the benefit of Purchaser, or Purchaser’s successors, as applicable, and a designated party evidencing Sellers’ continuing obligations under the Agreement. As an accommodation to Sellers Purchaser, or Purchaser’s successors in interest, as applicable, shall notify Sellers of any said assignment within thirty (30) days of the completion of the assignment. This Section 24.3 shall survive the Closing, and any subsequent closings.
ARTICLE 25
TAX DEFERRED EXCHANGE
     The parties agree that either party may consummate the transactions contemplated by this Agreement through a tax deferred exchange which qualifies for non-recognition of gain under Section 1031 of the Internal Revenue Code. If Purchaser or Sellers desire to effect such exchange, it shall give written notice to the other at least twenty (20) days prior to the Closing of its intention to do so. Upon receipt of such notice, the parties shall cooperate with each other in attempting to effectuate such exchange, including, but not limited to, the execution of such agreements and other documents as may be reasonably necessary to complete and otherwise effectuate the tax deferred exchange, provided that: (a) a party’s obligations hereunder shall not be increased; (b) such documents shall not modify a party’s representations, warranties or obligations hereunder; (c) the Purchase Price paid by Purchaser shall not be different from that which Purchaser would have paid pursuant to Article 2; (d) the non-exchanging party shall not incur any additional cost, expense, liability or undue burden as a result of its cooperation in such exchange; and (e) neither party shall be required to take title to any real property not part of the Assets.

ARTICLE 26
PAYMENTS
     26.1 Form and Method of Payment. All references herein to dollars ($) refer to U.S. dollars. Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree in writing.
     26.2 Interest on Past Due Payments. Any amount not paid by either party when due hereunder, or in any associated agreements, shall bear interest from the date upon which payment was due through the date of payment at a rate equal to one percent (1%) above the prime rate of interest as announced by Bank of America, NA, from time to time.
ARTICLE 27
ARBITRATION
     27.1 Negotiation of Disputes and Disagreements. In the event of any controversy or claim (“Claim”), whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Section) arising out of or related to this Agreement (including any amendments or extensions and any documents delivered or to be delivered pursuant hereto), or the breach or termination thereof, which the parties have been unable to settle or agree upon within a period of thirty (30) days after the dispute or disagreement arises, each party shall nominate a senior officer of its management to meet at a mutually agreed time and place not later than forty five (45) days after the dispute or disagreement has arisen to attempt to resolve such dispute or disagreement. Should a resolution of such dispute or disagreement not be obtained within fifteen (15) days after nomination of senior officers for such purpose, either party may then, by notice to the other, submit the dispute to arbitration in accordance with the provisions of Section 27.2. The parties hereto acknowledge and agree that notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right to seek specific performance of this Agreement and any related injunctions in a court of law, in lieu of arbitration.
     27.2 Arbitration Resolution. Any Claim shall be submitted to binding arbitration before a single arbitrator conducted by JAMS-Endispute, Santa Monica, California in accordance with its then-current rules and procedures. The arbitration shall be held in Los Angeles, California. Sellers and Purchaser shall attempt to select a mutually agreed to individual to serve as the single arbitrator within fifteen (15) days following the date that either party receives a notice to arbitrate. Within five (5) business days after Purchaser or Sellers receive a notice to arbitrate, Purchaser and Sellers shall provide the other with a list of three (3) names of current JAMS-Endispute arbitrators. If the name of one arbitrator is listed by each party, the parties agree to use that arbitrator. If more than one arbitrator is on the list, the parties shall use the arbitrator with the lowest hourly rate. If Sellers and Purchaser do not list one of the same arbitrators on the respective lists, they shall request the Santa Monica, California office of JAMS-Endispute to submit to them a list identifying five (5) of its members qualified to conduct an arbitration involving the issue raised in the notice to arbitrate, in accordance with JAMS’ Comprehensive Arbitration Rules & Procedure. Sellers, on the one hand, and Purchaser, on the other hand, may each strike two (2) persons from the list. If Sellers and Purchaser are unable to select an arbitrator from the remaining persons on the list (for example, if there is more than one individual remaining on the list), JAMS-Endispute shall select the arbitrator. The arbitrator shall determine the Claims of the parties and render a final award in accordance with the law of the State of California. The arbitrator shall set forth the reasons for the award in writing.
     27.3 Conduct of the Arbitration. Arbitration shall be subject to the following additional provisions:
          27.3.1 the hearing shall be conducted on a confidential basis without continuance or adjournment;
          27.3.2 any offer made or the details of any negotiation of the dispute subject to arbitration prior to arbitration shall not be admissible;
          27.3.3 Purchaser and Sellers shall be entitled to all rights and privileges granted by the arbitrator to the other;
          27.3.4 each party shall be entitled to compel the attendance of witnesses or production of documents, and for this purpose, the arbitrator shall have the power to issue subpoenas in accordance with the law of the State of California;
          27.3.5 each party shall have the right (upon leave of the arbitrator) to take depositions and obtain other discovery of the scope and in the manner which the arbitrator deems reasonably necessary to the preparation and presentation of the party’s case;
          27.3.6 the arbitrator shall have the power to impose on any party such terms, conditions, consequences, liabilities, sanctions and penalties as they deem necessary or appropriate (which shall be conclusive, final and enforceable as the award on the merits) to compel or induce compliance with discovery and the appearance of, or production of documents in the custody of, any officer, director, agent or employee of a party or any Affiliate of such party;
          27.3.7 the arbitrator shall award reasonable attorneys’ fees and costs, and the costs of arbitration, including the fees charged by the arbitrator and by JAMS-Endispute, to any substantially prevailing party; and
          27.3.8 the arbitrator shall schedule the arbitration within ninety (90) days after the appointment of the arbitrator and render his or her decision in writing within sixty (60) days after the arbitration is concluded.
     27.4 Breach. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator, a party may, notwithstanding any other provision of this agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60)days).
     27.5 Arbitration Awards. Judgment on the award rendered by the arbitrator is final and binding upon the parties. The parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of the State of California for the enforcement of any award rendered by the arbitrator.
     NOTICE: BY INITIALING IN THE SPACE, BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS ARTICLE 27. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER CALIFORNIA LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
     WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THIS AGREEMENT TO NEUTRAL ARBITRATION.

/s/ BAS	/s/ MC	/s/ MC	/s/ MC	/s/ MC
Initials for Purchaser	Initials for Sellers
ARTICLE 28
AMENDMENTS
     This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties and reduced to writing in its entirety and signed and delivered by each party.
ARTICLE 29
SURVIVAL OF OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES
     All obligations of the parties contained herein which by their terms do not arise until after the Closing, and any other provisions of this Agreement which by their terms survive the Closing, shall survive the Closing. All representations and warranties of the parties contained in this Agreement shall survive the Closing. It is the parties’ intent that such surviving representations and warranties shall not merge in the Closing or in the conveyancing instruments delivered at the Closing. All representations and warranties of Sellers related to title matters pursuant to Section 5.19 above or pursuant to the Grant Deeds shall survive forever. All representations and warranties of Sellers related to taxes or tax matters shall survive until the expiration of the last applicable statute of limitations period. All other representations and warranties of Sellers hereunder shall survive for a period of eighteen (18) months after the Closing. Nothing set forth in this Article 29 shall in any way limit or effect the survival of Sellers’ covenants and Sellers’ environmental obligations set forth in this Agreement.
ARTICLE 30
SELLERS’ COOPERATION WITH PURCHASER
     Sellers agree to cooperate with Purchaser in providing for an orderly transition of the Assets. The provisions of this Article 30 shall survive the Closing.
ARTICLE 31
INDEMNITIES/DAMAGES
     Sellers agree, acknowledge and covenant that they jointly and severally retain all liabilities, and shall be responsible for discharging all obligations relating to the ownership and/or operation of the Assets prior to the Closing, whether by any Seller or prior owners of the Assets (other than, with regards to Assets previously owned by Purchaser, obligations and liabilities arising during or prior to Purchaser’s previous ownership), as set forth in this Agreement, including matters shown on Exhibit U and Exhibit V. Except as expressly provided elsewhere in this Agreement, including the specific limitations on environmental liabilities set forth in Article 7, Sellers shall jointly and severally assume, discharge, protect (with counsel reasonably satisfactory to Purchaser), indemnify and hold Purchaser, its parent, subsidiaries and Affiliates and their respective officers, employees, attorneys, business invitees, guests, customers, contractors and agents harmless from and against each and every liability in any way pertaining or relating to (i) a breach of any representation or warranty of any Seller contained herein, either as of the date hereof or as of the Closing Date, subject to the provisions pertaining to representations and warranties in this Article 31 below, (ii) a breach of any covenant contained herein, (iii) any Taxes of Sellers or (iv) the Assets, or any portion thereof or any interest therein, including, without limitation, the use, ownership or operation of the Assets by any person (including, without limitation, Sellers and any prior owner of the Assets other than, with regards to Assets previously owned by Purchaser, Purchaser and all owners prior to Purchaser’s previous ownership) arising on or before the Closing or existing as of the Closing applicable to the Asset in question or arising thereafter with respect to any period of time prior thereto. Except as otherwise provided in the Trademark License Agreement with respect to Sellers’ use of the Licensed Trademarks, Purchaser shall assume, discharge, indemnify and hold Sellers, its parent, subsidiaries and Affiliates and their respective officers, employees, attorneys, business invitees, guests, customers, contractors and agents harmless from and against each and every liability in any way pertaining or relating to the Assets, or any portion thereof or any interest therein, arising for the first time after the Closing and with respect to any period of time subsequent thereto that Purchaser owns the Assets. The foregoing is not intended to waive, and shall not constitute a waiver by Purchaser, of Purchaser’s rights against Sellers in the event Sellers shall have failed to comply with any of the covenants, agreements, representations, warranties, terms and conditions to be performed and complied with by Sellers. Furthermore, in the event of such a breach by any Seller, Sellers’ liability shall not be in any way satisfied, reduced or excused by virtue of any rights granted to Purchaser to investigate the Assets or by any information which Purchaser may acquire by virtue of such investigation. Notwithstanding anything to the contrary in this Agreement, except with respect to Sellers’ title and Tax representations and warranties (to which none of the limitations set forth in this sentence applies), Sellers’ aggregate liability for indemnification with respect to all Claims by Purchaser for breach of representations and warranties under or related to this Agreement (i) shall be conditioned on a Claim being made therefore by Purchaser within 18 months after the Closing Date; (ii) shall not apply unless the aggregate damage amount of all Claims shall exceed ONE MILLION DOLLARS ($1,000,000), in which case only the aggregate damage amount exceeding ONE MILLION DOLLARS ($1,000,000) shall be indemnified, and (iii) shall not exceed SEVENTY MILLION DOLLARS ($70,000,000). For the avoidance of doubt, none of Sellers’ indemnities under this Agreement (other than clause (i) above for breach of representations and warranties), and none of Sellers’ covenants under this Agreement, shall be subject to the limitations of the immediately preceding sentence. Neither party shall have liability under this Agreement for exemplary or punitive damages or damages for lost profits, except those awarded to a third party. The rights and obligations conferred by this Article 31 constitute contractual obligations of Sellers and Purchaser to one another and are not intended to confer on any other third party, except successors or assignees of Purchaser as provided in this Agreement, any benefit or right to enforce. Nothing in this Article 31 shall limit any liability with respect to fraud. With regard to any indemnity claim concerning representations and warranties for title, Purchaser shall first be required to pursue such claim against the Title Policy.
ARTICLE 32
GENERAL; ADDITIONAL COVENANTS
     32.1 Entire Agreement. This Agreement, including all of the Exhibits and Schedules, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter. There are no representations and warranties except as expressly set forth in this Agreement.
     32.2 Construction. Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise.
     32.3 Captions. The captions used in connection with the Articles and Sections of this Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Agreement. Any references to “Articles,” “Sections,” “Schedules” and “Exhibits,” are to Articles, Sections, Schedules and Exhibits of this Agreement.

     32.4 Exhibits. Each Exhibit or Schedule referred to herein is incorporated into this Agreement by such reference; provided that to the extent of any conflict or inconsistency between any of the Exhibits or Schedules and this Agreement, this Agreement will prevail.
     32.5 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     32.6 Waiver. Purchaser or Sellers may waive the satisfaction or performance of any conditions or agreements in this Agreement which have been inserted for its own and exclusive benefit, so long as the waiver is signed (unless the Agreement provides for a non-written waiver) and specifies the waived condition or agreement and is delivered to the other hereto and Escrow Holder.
     32.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     32.8 Notices. All notices or other communications required hereunder shall be in writing unless otherwise indicated, shall be addressed as specified below and shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar overnight service, or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day), immediately followed by U.S. posting, postage prepaid.

Sellers:	Purchaser:
USA Petroleum Corporation	Tesoro Refining and Marketing Company
905 Rancho Conejo Blvd.	300 Concord Plaza Drive
Newbury Park, CA 91320	San Antonio, TX 78216
Attention: Kris Quails, Esq.	Attention: General Counsel
Facsimile: (805)214-0919	Facsimile: (210) 283-2833
Phone: (805)214-9200	Phone: (210)283-2280
Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change.
     32.9 Commercially Reasonable Efforts; Time of Essence. Except as otherwise specifically provided herein, Purchaser and Sellers shall each use commercially reasonable efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical. TIME AND EACH OF THE TERMS,

COVENANTS, CONDITIONS AND CONTINGENCIES OF THIS AGREEMENT ARE HEREBY EXPRESSLY MADE OF THE ESSENCE.
     32.10 Counterparts. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed by both parties and delivered shall be deemed to be an original. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts.
     32.11 Extensions of Time; Waiver. It is agreed that any party to this Agreement may extend time for performance by any other party or waive the performance of any obligation of any other party or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.
     32.12 Further Assurances. Purchaser and Sellers shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant to this Agreement.
     32.13 No Presumption Against Drafter. Purchaser and Sellers have each fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either party by virtue of the fact that its representative or counsel have authored this Agreement or any of its terms.
     32.14 Expenses. Except as otherwise specifically provided in this Agreement, each party to this Agreement shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, including attorneys’ fees and expenses. Purchaser shall bear the fees and expenses of Manatt, Phelps & Phillips, LLP in connection with representation of the parties regarding public relations and contacts with governmental agencies and authorities necessary to carry out the transactions contemplated by this Agreement.
     32.15 Interpretation. The use of the phrase “including,” or phrases of similar import, shall be deemed to include the phrase “without limitation”.
     32.16 Attorneys’ Fees. Without limiting the arbitration requirements set forth in this Agreement, in any action or Claim between the parties hereto seeking the enforcement of any of the terms and provisions of this Agreement, or in connection with the Assets or the Escrow, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, and reasonable attorneys’ fees.
     32.17 Force Majeure. Sellers and Purchaser shall not be responsible for any loss or breach due to delay in delivery or performance hereunder caused by third parties, governmental regulations, outbreak of a state of emergency, acts of God, war or terrorist event, civil commotion, riots, epidemics, earthquakes or other natural casualties, fires, strikes, walk-outs, or other similar cause or causes beyond the control of the parties. The parties shall exercise reasonable diligence to remedy any condition of force majeure and resume performance hereunder, and the suspension for force majeure shall not continue beyond any time when a party so affected could resume performance through the exercise of reasonable diligence; provided however, that neither party shall be obligated to settle any strikes or labor disputes on terms it deems unsatisfactory.
     32.18 Condition of Assets. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OF THE ASSETS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN “AS IS,” WHERE IS,” AND “WITH ALL FAULTS” BASIS AT THE CLOSING. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION, UTILITY, FITNESS OR OPERATIBILITY OF ANY OF THE ASSETS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES. PURCHASER HEREBY WAIVES THE UNIFORM COMMERICAL CODE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER IMPLIED WARRANTES WITH RESPECT TO THE ASSETS.
     32.19 Bulk Sales. Except in relation to the transfer of the liquor licenses as set forth hereinabove, Sellers and Purchaser agree to waive compliance with any applicable bulk sales laws. Sellers shall indemnify, defend and protect (with counsel reasonably satisfactory to Purchaser) Purchaser and its Affiliates against, and shall hold them harmless from, and pay, any and all losses, penalties, costs, expenses, damages and liabilities arising out of or resulting from any failure to comply with or perform any action in connection with such bulk sales provisions as they apply to the transfer of the Assets consistent with this Agreement. Sellers shall comply with the bulk sales tax notice requirement of the State of California.
     32.20 Judicial Notice. In different sections of this Agreement, Purchaser has the right to reduce the Purchase Price by the amount of $1,800,000 per Site. Purchaser and Sellers have chosen this $1,800,000 number at random, and such number shall in no way be attributed as the value the parties assigned to any particular Sites, but rather as a mechanism to facilitate the Closing. The actual value of any particular Site is to be determined post-closing by the parties hereto, and if said parties are unable to agree on said values, by the arbitrator in accordance with Article 27 above.
     32.21 Facsimiles. This Agreement may be delivered to Escrow Holder and the other parties by facsimile transmission.
     32.22 Joint and Several Liability. All obligations of Sellers under this Agreement are joint and several and each Seller shall be fully liable for the obligations of Sellers hereunder. The obligation of each Seller under this Agreement shall be direct and independent of and not secondary to the obligations of any other Seller. Each Seller expressly waives any right to require Purchaser to (i) proceed against any other Seller or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Purchaser may exercise or not exercise any right or remedy it has against any other Seller or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting any Seller’s liability hereunder. Each Seller further expressly waives any rights to participate in any security held by Purchaser, any demands for performance, notices of nonperformance or the benefit of any act or omission by Purchaser which directly or indirectly results in or aids the discharge of any other Seller from any of the obligations under this Agreement, by operation of law or otherwise. Each Seller acknowledges that, to the extent such Seller has or may have rights of subrogation or reimbursement against any other Seller for claims arising out of this Agreement, those rights may be impaired or destroyed if Purchaser elects to proceed against any real property security of such other Seller by non-judicial foreclosure. That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by a Seller against its obligations under this Agreement. Each Seller waives that defense and any others arising from Purchaser’s election to pursue non-judicial foreclosure. Without limiting the generality of the foregoing, each Seller expressly waives all rights, benefits and defenses, if any, applicable or available to it under either California Code of Civil Procedure Sections 580a or 726, which provide, among other things, that the amount of any deficiency judgment which may be recovered following either a judicial or nonjudicial foreclosure sale is limited to the difference between the amount of any indebtedness owed and the greater of the fair value of the security or the amount for which the security was actually sold. Without limiting the generality of the foregoing, each Seller further expressly waives all rights, benefits and defenses, if any, applicable or available to it under either California Code of Civil Procedure Sections 580b, providing that no deficiency may be recovered on a real property purchase money obligation, or 580d, providing that no deficiency may be recovered on an obligation secured by a deed of trust on real property if the real property is sold under a power of sale contained in the deed of trust. No failure on the part of Purchaser to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the obligations under this Agreement, or the release or discharge of any other Seller from its performance of any of the obligations of Sellers hereunder shall release or discharge any Seller from the performance of the obligations hereunder.
signature page follows

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

TESORO REFINING AND MARKETING COMPANY,
a Delaware corporation

By:	/s/ Bruce A. Smith

Name: Bruce A. Smith
Title: Chairman of the Board of Directors and President

USA PETROLEUM CORPORATION,
a California corporation

By:	/s/ John J. Moller

Name: John J. Moller

USA GASOLINE CORPORATION,
a California corporation

By:	/s/ John J. Moller

Name: John J. Moller

PALISADES GAS AND WASH INC.,
a California corporation

By:	/s/ John J. Moller

Name: John J. Moller

USA SAN DIEGO, LLC,
a Delaware limited liability company

By	USA GASOLINE CORPORATION,
managing member

	By:	/s/ John J. Moller

Name: John J. Moller

FOR PURPOSES OF SECTIONS 4.3 AND 4.4 ONLY

JOHN MOLLER LIVING TRUST

By:	/s/ John J. Moller

Name: John J. Moller
Title: Trustee

/s/ John J. Moller

John Moller, individually